UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
(AS PERMITTED BY RULE 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ALLIANT ENERGY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ALLIANT ENERGY CORPORATION

ANNUAL MEETING OF SHAREOWNERS

DATE:	Thursday, May 14, 2009

TIME:	1:00 p.m. (Central Daylight Time)

LOCATION:	Kirkwood Center for Continuing Education 7725 Kirkwood Blvd., S.W. Cedar Rapids, Iowa 52404

SHAREOWNER INFORMATION

Wells Fargo Shareowner Services

161 North Concord Exchange

P. O. Box 64854

St. Paul, MN 55164-0854

1-800-356-5343

www.wellsfargo.com/shareownerservices

Alliant Energy Corporation

4902 North Biltmore Lane

P. O. Box 14720

Madison, WI 53708-0720

Phone: 608-458-3110

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Dear Alliant Energy Corporation Shareowner:

On Thursday, May 14, 2009, Alliant Energy Corporation will hold its 2009 Annual Meeting of Shareowners at the Kirkwood Center for Continuing Education, 7725 Kirkwood Blvd., S.W., Cedar Rapids, Iowa. The meeting will begin at 1:00 p.m. (Central Daylight Time).

Only our shareowners of record at the close of business on March 19, 2009 may vote at this meeting. All shareowners are requested to be present at the meeting in person or by proxy so that a quorum may be ensured. At the meeting, our shareowners will be asked to:

1.	Elect three directors to serve on our Board of Directors for terms expiring at the 2012 Annual Meeting;

2.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009; and

3.	Attend to any other business properly presented at the meeting.

Our Board of Directors presently knows of no other business to come before the meeting.

If your shares are registered directly with our Shareowner Direct Plan, the Alliant Energy 401(k) Savings Plan or the IES Employee Stock Ownership Plan, then you may vote those shares by telephone or Internet. Instructions for voting by these convenient methods are shown on the enclosed proxy card. If you prefer, you may sign and date the enclosed proxy card and return it in the postage-paid envelope.

A copy of our 2008 Annual Report was included in the mailing of this Notice of Annual Meeting and Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Shareowner Meeting to Be Held on May 14, 2009. The Alliant Energy Corporation proxy statement for the 2009 Annual Meeting of Shareowners and the 2008 Annual Report to Shareowners are available at http://www.alliantenergy.com/eproxy.

By Order of the Board of Directors,

F. J. Buri

Corporate Secretary

Dated, mailed and made available on the

Internet on or about April 2, 2009.

QUESTIONS AND ANSWERS

1. Q:	Why am I receiving these materials?
A:	Our Board of Directors is providing these proxy materials to you in connection with our Annual Meeting of Shareowners (the “Annual Meeting”), which will take place on Thursday, May 14, 2009. As a shareowner, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

2. Q:	What is Alliant Energy Corporation?
A:	We are a public utility holding company whose primary first tier subsidiaries are Interstate Power and Light Company (“IPL”), Wisconsin Power and Light Company (“WPL”), Alliant Energy Resources, LLC (“Resources”) and Alliant Energy Corporate Services, Inc. (“Corporate Services”).

3. Q:	Who is entitled to vote at the Annual Meeting?
A:	Only shareowners of record at the close of business on March 19, 2009 are entitled to vote at the Annual Meeting. As of the record date, 110,635,691 shares of our common stock were issued and outstanding. Each shareowner is entitled to one vote for each share of our common stock held on the record date.

4. Q:	What may I vote on at the Annual Meeting?
A:	You may vote on:

•	The election of three nominees to serve on our Board of Directors for terms expiring at the 2012 Annual Meeting; and
•	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009.

5. Q:	How does the Board of Directors recommend I vote?
A:	Our Board of Directors recommends that you vote your shares FOR each of the listed director nominees; and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009.

6. Q:	How can I vote my shares?
A:	You may vote either in person at the Annual Meeting or by appointing a proxy. If your shares are registered directly with our Shareowner Direct Plan, the Alliant Energy 401(k) Savings Plan or the IES Employee Stock Ownership Plan, then you have three options to appoint a proxy:

•	By telephone;
•	By Internet; or
•	By mailing the proxy card.

Please refer to the instructions included on your proxy card to vote by proxy. If you hold your shares through a bank, broker or other record holder, then you may vote by the methods your bank or broker make available, in which case the bank or broker will include instructions with this proxy statement. If you vote by the Internet, then you should understand that there might be costs associated with electronic access that you must bear, such as usage charges from Internet access providers and telephone companies. Appointing a proxy will not affect your right to vote your shares if you attend the Annual Meeting and desire to vote in person.

7. Q:	How are votes counted?
A:	In voting for the election of directors, you may vote FOR all of the director nominees or you may WITHHOLD your vote with respect to one or more nominees. In voting on the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009, you may vote FOR, AGAINST or you may ABSTAIN. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” all listed director nominees and “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009. If your proxy card is not signed, your votes will not be counted.

8. Q:	Can I change my vote?
A:	You have the right to revoke your proxy at any time before the Annual Meeting by:

•	Providing written notice to our Corporate Secretary and voting in person at the Annual Meeting; or
•	Appointing a new proxy prior to the start of the Annual Meeting.

Attendance at the Annual Meeting will not cause your previously appointed proxy to be revoked unless you specifically so request in writing.

9. Q:	What shares are included on the proxy card(s)?
A:	Your proxy card(s) covers all of your shares of our common stock, including any shares held in your account under our Shareowner Direct Plan and the 401(k) Savings Plan. For present or past employees of IPL, your proxy card includes any shares held in your account under the IES Employee Stock Ownership Plan.

10. Q:	How is the Company’s common stock held for employees in the Alliant Energy Corporation 401(k) Savings Plan voted?
A:	Your shares held in the 401(k) Savings Plan will be included on the proxy card that covers all of your shares of our common stock. You will not receive a separate proxy card for these shares.

11. Q:	What does it mean if I get more than one proxy card?
A:	If your shares are registered differently and are in more than one account, then you will receive more than one proxy card. Be sure to vote all of your accounts to ensure that all of your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting Wells Fargo Shareowner Services at the shareowner information number shown at the front of this proxy statement.

12. Q:	Who may attend the Annual Meeting?
A:	All shareowners who owned our shares of common stock on March 19, 2009 may attend the Annual Meeting. You will be asked to indicate whether you plan to attend the Annual Meeting when voting by telephone or Internet, or you may indicate your intention to attend the Annual Meeting on the enclosed proxy card.

13. Q:	How will voting on any other business be conducted?
A:	Our Board of Directors does not know of any business to be considered at the Annual Meeting other than the election of directors and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009. If any other business is properly presented at the Annual Meeting, your proxy gives William D. Harvey, our Chairman, President and Chief Executive Officer, and F. J. Buri, our Corporate Secretary, authority to vote on such matters at their discretion.

14. Q:	Where and when will I be able to find the results of the voting?
A:	The results of the voting will be announced at the Annual Meeting. You may also call us at the information number shown at the Notice of Annual Meeting for the results. We will also publish the final results in our Quarterly Report on Form 10-Q for the second quarter of 2009 to be filed with the Securities and Exchange Commission (“SEC”).

15. Q:	Are our 2008 Annual Report and these proxy materials available on the Internet?
A:	Yes. As required by rules adopted by the SEC, we are making our proxy statement and our annual report available to our shareowners electronically via the Internet. You can access these materials at http://www.alliantenergy.com/eproxy.

16. Q:	How can I access future proxy materials and annual reports on the Internet?
A:	We are offering you the opportunity to consent to access our future notices of shareowner meetings, proxy materials and annual reports electronically through our web site.

If you are a shareowner of record, you can consent to access these materials electronically to allow us to save the cost of producing and mailing these materials by marking the appropriate box on your proxy card or by following the instructions provided if you vote over the Internet or by telephone. If you consent to access these materials over the Internet, then you will receive a proxy card in the mail next year with instructions containing the Internet address to access those materials. However, you will not receive those proxy materials and the annual report by mail. Your consent will remain in effect unless it is revoked by writing to Wells Fargo Shareowner Services at the shareowner information address shown at the front of this proxy statement.

If you hold your stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

If you consent to electronic access, then you will be responsible for your usual Internet-related charges (e.g., on-line fees and telephone charges) in connection with electronic viewing and printing of proxy materials and annual reports. We will continue to distribute printed materials to shareowners who do not consent to access these materials electronically.

17. Q:	When are shareowner proposals for the 2010 Annual Meeting due?
A:	All shareowner proposals to be considered for inclusion in our proxy statement for the 2010 Annual Meeting, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”), must be received at our principal office by Dec. 3, 2009.

In addition, any shareowner who intends to present a proposal at the 2010 Annual Meeting must comply with the requirements set forth in our Bylaws. Our Bylaws state, among other things, that to bring business before an annual meeting, a shareowner must give written notice that complies with the Bylaws to our Corporate Secretary not later than 45 days in advance of the first annual anniversary of the date we first mailed our proxy statement to shareowners for the prior year’s annual meeting. Accordingly, we must receive notice of a shareowner’s proposal submitted other than pursuant to Rule 14a-8 no later than Feb. 16, 2010. If the notice is received after Feb. 16, 2010, then the notice will be considered untimely and we are not required to present such proposal at the 2010 Annual Meeting. If our Board of Directors chooses to present a proposal submitted other than pursuant to Rule 14a-8 at the 2010 Annual Meeting, then the persons named in the proxies solicited by the Board of Directors for the 2010 Annual Meeting may exercise discretionary voting power with respect to such proposal.

18. Q:	Who is our independent registered public accounting firm and how is it appointed?
A:	Deloitte & Touche LLP audited our financial statements for the year ended Dec. 31, 2008. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions. The Audit Committee of the Board of Directors has appointed, and is recommending for ratification by shareowners its appointment of, Deloitte & Touche LLP as our independent registered public accounting firm for the year ending Dec. 31, 2009.

19. Q:	Who will bear the cost of soliciting proxies for the Annual Meeting and how will these proxies be solicited?
A:	We will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our officers and employees who will not receive any additional compensation for these solicitation activities. We will pay banks, brokers, nominees and other fiduciaries reasonable charges and expenses incurred in forwarding the proxy materials to their principals. We have retained Laurel Hill Advisory Group LLC to aid in the solicitation at an estimated cost of $7,500 plus reimbursable out-of-pocket expenses.

20. Q:	If more than one shareowner lives in my household, how can I obtain an extra copy of the 2008 Annual Report and proxy statement?
A:	Pursuant to the rules of the SEC, services that deliver our communications to shareowners that hold their stock through a bank, broker or other holder of record may deliver to multiple shareowners sharing the same address a single copy of our 2008 Annual Report and proxy statement. Upon written or oral request, we will mail a copy of the 2008 Annual Report and proxy statement to any shareowner at a shared address to which a single copy of the document was previously delivered. You may notify us of your request by calling or writing to us at the information address or number shown on the Notice of Annual Meeting. You may also access these materials at http://www.alliantenergy.com/eproxy.

ELECTION OF DIRECTORS

At the Annual Meeting, three directors will be elected for terms expiring in 2012. The nominees for election as recommended by the Nominating and Governance Committee and selected by the Board of Directors are Ann K. Newhall, Dean C. Oestreich and Carol P. Sanders. Each of the nominees is currently serving on our Board of Directors. Each person elected as a director will serve until our Annual Meeting of Shareowners in 2012, or until his or her successor has been duly qualified and elected.

Directors will be elected by a plurality of the votes cast at the meeting (assuming a quorum is present). Consequently, any shares not voted at the meeting will have no effect on the election of directors. The proxies solicited may be voted for a substitute nominee or nominees if any of the nominees are unable to serve, or for good reason will not serve, a contingency not now anticipated.

Brief biographies of the director nominees and continuing directors follow. These biographies include their ages (as of Dec. 31, 2008), an account of their business experience and the names of publicly held and certain other corporations of which they are also directors. Except as otherwise indicated, each nominee and continuing director has been engaged in his or her present occupation for at least the past five years.

Prior to Nov. 25, 2008, each of our directors served on the Board of Directors of Resources during the period they served as a director of our company. On Nov. 25, 2008, Resources was converted to a limited liability company and, as a result, no longer has a Board of Directors.

NOMINEES

ANN K. NEWHALL Age 57	Director since 2003 Nominated Term expires in 2012
Ms. Newhall retired in August 2008 from her position as Executive Vice President, Chief Operating Officer, Secretary and a Director of Rural Cellular Corporation (“RCC”), a cellular communications corporation located in Alexandria, Minn., following RCC’s sale to Verizon. Ms. Newhall held this position from 2000 to 2008. Ms. Newhall has served as a Director of IPL and WPL since 2003. Ms. Newhall is Chairperson of the Compensation & Personnel Committee.

DEAN C. OESTREICH Age 56	Director since 2005 Nominated Term expires in 2012
Mr. Oestreich has been Chairman of Pioneer Hi-Bred International, Inc., developer and supplier of advanced plant genetics, and a wholly-owned subsidiary of DuPont Corporation, located in Johnston, Iowa, since November 2007. He has served as Vice President of DuPont Corporation since 2004. He previously served as President of Pioneer Hi-Bred International, Inc. from 2004 to 2007. Mr. Oestreich previously served as Vice President and Business Director of North America from 2002 to 2004. Mr. Oestreich has served as a Director of IPL and WPL since 2005. Mr. Oestreich is Chairperson of the Environmental, Nuclear, Health and Safety Committee.

CAROL P. SANDERS Age 41	Director since 2005 Nominated Term expires in 2012
Ms. Sanders has served as Chief Financial Officer and Corporate Secretary of Jewelers Mutual Insurance Company of Neenah, Wis., a nationwide insurer that specializes in protecting jewelers and personal jewelry, since 2004. She previously served as Controller and Assistant Treasurer of Sentry Insurance located in Stevens Point, Wis. from 2001 to 2004. Ms. Sanders has served as a Director of IPL and WPL since 2005. Ms. Sanders is Chairperson of the Audit Committee.

The Board of Directors unanimously recommends a vote FOR all nominees for election as directors.

CONTINUING DIRECTORS

MICHAEL L. BENNETT Age 55	Director since 2003 Term expires in 2010
Mr. Bennett has served as President and Chief Executive Officer of Terra Industries Inc., an international producer of nitrogen products and methanol ingredients headquartered in Sioux City, Iowa, since April 2001. He also serves as Chairman of the Board for Terra Nitrogen GP Inc., a subsidiary of Terra Industries Inc. Mr. Bennett has served as a Director of IPL and WPL since 2003. Mr. Bennett is Chairperson of the Nominating and Governance Committee and the Lead Independent Director.

WILLIAM D. HARVEY Age 59	Director since 2005 Term expires in 2011
Mr. Harvey has served as Chairman of the Board of the Company, IPL and WPL since February 2006. He has served as President and Chief Executive Officer of the Company and as the Chief Executive Officer of IPL, WPL and Resources since July 2005 and as President of Resources since January 2005. He previously served as President and Chief Operating Officer of the Company and Chief Operating Officer of IPL, WPL and Resources since January 2004 and as Executive Vice President – Generation for the Company, IPL and Resources and President of WPL from 1998 to January 2004.

DARRYL B. HAZEL Age 60	Director since 2006 Term expires in 2010
Mr. Hazel has served as President of the Customer Service Division and Senior Vice President of Ford Motor Company, an automobile manufacturer, since March 2006. He previously served as President of Marketing of Ford Motor Company from September 2005 to March 2006; President of the Ford Division from April 2005 to September 2005; and President of the Lincoln Mercury Division from August 2002 to April 2005. Mr. Hazel has served as Director of IPL and WPL since 2006.

JAMES A. LEACH Age 66	Director since 2007 Term expires in 2011
Former Congressman Leach is the John L. Weinberg Professor of Public and International Policy at the Woodrow Wilson School of Princeton University in Princeton, N.J., a position he has held since 2007. From Jan. 2008 through Dec. 2008, he served as the Director of the Institute of Politics at the John F. Kennedy School of Government at Harvard University in Boston, MA while on leave from Princeton. Congressman Leach served as a member of the United States House of Representatives from the State of Iowa during the period of 1977 through 2006. He serves on the Board of Directors of United Fire and Casualty Company and on a series of non-profit organization boards. Mr. Leach has served as a Director of IPL and WPL since 2007.

SINGLETON B. MCALLISTER Age 56	Director since 2001 Term expires in 2011
Ms. McAllister has been a partner in the Washington D. C. office of the law firm of LeClair & Ryan LLP since October 2007. She previously served as a partner in the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P. C. from July 2005 to October 2007. Ms. McAllister served as the Corporate Diversity Counsel practice group chair and in the public law and policy strategies group of the Washington, D.C. law firm office of Sonnenschein, Nath & Rosenthal, LLP from 2003 to July 2005. She serves on the Board of Directors of United Rentals, Inc. Ms. McAllister has served as a Director of IPL and WPL since 2001.

DAVID A. PERDUE Age 59	Director since 2001 Term expires in 2010
Mr. Perdue retired in July 2007 from his position as Chairman of the Board and Chief Executive Officer of Dollar General Corporation, a retail organization headquartered in Goodlettsville, Tenn., following its sale to a private equity firm. He was named Chief Executive Officer and a Director in April 2003 and elected Chairman of the Board in June 2003. From July 2002 to March 2003, he was Chairman and Chief Executive Officer of Pillowtex Corporation, a textile manufacturing company located in Kannapolis, N.C. Mr. Perdue serves on the Board of Directors of Jo-Ann Stores, Inc. Mr. Perdue has served as a Director of IPL and WPL since 2001.

JUDITH D. PYLE Age 65	Director since 1992 Term expires in 2010
Ms. Pyle is President of Judith Dion Pyle and Associates, a financial services company located in Middleton, Wis. Prior to assuming her current position in 2003, she served as Vice Chair of The Pyle Group, a financial services company located in Madison, Wis. She previously served as Vice Chair and Senior Vice President of Corporate Marketing of Rayovac Corporation, a battery and lighting products manufacturer located in Madison, Wis. In addition, Ms. Pyle is a Director of Uniek, Inc. Ms. Pyle has served as a Director of WPL since 1994 and of IPL since 1998.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors has standing Audit; Compensation and Personnel; Nominating and Governance; Environmental, Nuclear, Health and Safety; Capital Approval; and Executive Committees. The Board of Directors has adopted formal written charters for each of the Audit, Compensation and Personnel, and Nominating and Governance Committees, which are available, free of charge, on our web site at www.alliantenergy.com/investors under the “Corporate Governance” caption or in print to any shareowner who requests them from our Corporate Secretary. The following is a description of each of these committees:

Audit Committee

The Audit Committee held seven meetings in 2008. The Committee currently consists of C. P. Sanders (Chair), M. L. Bennett, D. B. Hazel, and D. A. Perdue. Each of the members of the Committee is independent as defined by the New York Stock Exchange (“NYSE”) listing standards and SEC rules. The Board of Directors has determined that Ms. Sanders and the other three Audit Committee members qualify as “audit committee financial experts” as defined by SEC rules. The Audit Committee is responsible for assisting Board oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independent registered public accounting firm’s qualifications and independence; and (4) the performance of our internal audit function and independent registered public accounting firm. The Audit Committee is also directly responsible for the appointment, retention, termination, compensation and oversight of our independent registered public accounting firm.

Compensation and Personnel Committee

The Compensation and Personnel Committee held seven meetings in 2008. The Committee currently consists of A. K. Newhall (Chair), D. B. Hazel, D. C. Oestreich and C. P. Sanders. Each of the members of the Committee is independent as defined by the NYSE listing standards and SEC rules. This Committee reviews and approves corporate goals and objectives relevant to chief executive officer compensation and the compensation of the other principal executive officers, evaluates the chief executive officer’s performance and determines and approves as a committee, or together with the other independent directors, the chief executive officer’s compensation level based on its evaluation of the chief executive officer’s performance in addition to reviewing and approving the recommendations of the chief executive officer with regard to the other executive officers. The Committee has responsibilities with respect to our executive compensation and incentive programs and management development programs. It also makes recommendations to the Nominating and Governance Committee regarding compensation for the non-management directors.

To support the Committee in carrying out its mission, the Committee has the authority to engage the services of outside advisors, experts and others to assist the Committee with the expense of such outside consultants provided for by us. For 2008, the Committee formally engaged Towers Perrin as an outside compensation consultant to serve as an advisor in evaluating the compensation of our chief executive officer, other named executive officers and our outside non-management directors. Towers Perrin also provides assistance and serves as an advisor and provides market information and trends regarding executive compensation programs; provides benchmarking and competitive market reviews of our executive officer total compensation; assists with the design of our short- and long-term incentive programs and executive retirement programs as well as assisting management with the implementation of these programs; and provides technical considerations and actuarial services. We provide for the appropriate funding, as determined by the Committee, for payment of fees and out of pocket expenses to Towers Perrin. The Committee has the authority to retain and terminate the outside compensation consultant. During 2008 and previously, Towers Perrin, through a separate part of its organization, also provided certain services for management purposes that are recommended and approved by the chief executive officer, Vice President of

Shared Services, Chief Human Resources Officer, and/or the Director of Total Rewards. In the capacity as a consultant to management, Towers Perrin provides competitive market data and business and technical insight, but does not recommend pay program and pay level changes.

The Committee reviews and approves all elements of our executive compensation programs. Our chief executive officer provides input to the Committee in the assessment, design and recommendation of executive compensation programs, plans and awards. Annually, the chief executive officer reviews with the Committee market data provided by Towers Perrin about the comparable companies that are identified as our peer group to help verify survey job information adequately captures officers’ duties. Based on that data, the chief executive officer recommends to the Committee base salary adjustments and short- and long-term incentive targets in relation to external market data while also considering internal equity considerations and executive officers’ individual performance. The chief executive officer provides recommendations to the Committee for total annual compensation of executive officers. The chief executive officer does not, however, make any recommendation to the Committee regarding his own compensation. Further, the chief executive officer and other executive officers assess the performance of those executive officers reporting to them. The chief executive officer is invited to attend all Committee meetings to provide an update of progress made towards achievement of annual performance goals and to provide management’s views on compensation program design features and components.

The Committee has reviewed and approved the charter for our internal Total Compensation Committee made up of vice presidents of our energy delivery, generation, finance/treasury, shared services and operations business units. The Committee has delegated to the Total Compensation Committee various powers of design and administration associated with our employee benefit plans for salaried and hourly employees. The Committee has also reviewed and approved the charter for our internal Investment Committee made up of voting members and non-voting members. The voting members include vice presidents of our finance/treasury, accounting and shared services business units. Non-voting members include assistant treasurers, director of business and financial performance for shared services, lead treasury analyst and director of total awards. The Committee has delegated to the Investment Committee various powers regarding managing investment assets of our benefit and compensation plans and programs.

Nominating and Governance Committee

The Nominating and Governance Committee held three meetings in 2008. The Committee currently consists of M. L. Bennett (Chair), J. A. Leach, S. B. McAllister, D. A. Perdue and J. D. Pyle. Each of the members of the Committee is independent as defined by the NYSE listing standards and SEC rules. This Committee’s responsibilities are to: (1) identify individuals qualified to become Board members, consistent with the criteria approved by the Board, and to recommend nominees for directorships to be filled by the Board or shareowners; (2) identify and recommend Board members qualified to serve on Board committees; (3) develop and recommend to the Board a set of corporate governance principles; (4) oversee the evaluation of the Board and our management; (5) oversee our related person transaction policy; and (6) advise the Board with respect to other matters relating to our corporate governance.

In making recommendations of nominees to serve as directors to the Board of Directors, the Committee will examine each director nominee on a case-by-case basis regardless of who recommended the nominee and take into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. However, the Committee believes that, to be recommended as a director nominee, each candidate must:

•	display the highest personal and professional ethics, integrity and values;

•	have the ability to exercise sound business judgment;

•

be highly accomplished in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest;

•	have relevant expertise and experience, and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience;

•	be independent of any particular constituency, be able to represent all of our shareowners and be committed to enhancing long-term shareowner value; and

•	have sufficient time available to devote to activities of the Board of Directors and to enhance his or her knowledge of our business.

The Committee also believes the following qualities or skills are necessary for one or more directors to possess:

•	At least one director should have the requisite experience and expertise to be designated as an “audit committee financial expert” as defined by the applicable rules of the SEC.

•

Directors generally should be active or former senior executive officers of public companies or leaders of major and/or complex organizations, including commercial, governmental, educational and other non-profit institutions.

•	Directors should be selected so that the Board of Directors is a diverse body, with diversity reflecting age, gender, race and political experience.

The Committee will consider nominees recommended by shareowners in accordance with our Nominating and Governance Committee Charter and the Corporate Governance Principles. Any shareowner wishing to make a recommendation should write to our Corporate Secretary and include appropriate biographical information concerning each proposed nominee. The Corporate Secretary will forward all recommendations to the Committee. Our Bylaws also set forth certain requirements for shareowners wishing to nominate director candidates directly for consideration by shareowners. These provisions require such nominations to be made pursuant to timely notice (as specified in the Bylaws) in writing to our Corporate Secretary.

We and the Committee maintain a file of recommended potential director nominees, which is reviewed at the time a search for a new director needs to be performed. To assist the Committee in its identification of qualified director candidates, the Committee may engage an outside search firm.

Environmental, Nuclear, Health and Safety Committee

The Environmental, Nuclear, Health and Safety Committee held three meetings in 2008. The Committee currently consists of D. C. Oestreich (Chair), J. A. Leach, S. B. McAllister, A. K. Newhall and J. D. Pyle. Each of the members of the Committee is independent as defined by the NYSE listing standards and SEC rules. The Committee’s responsibilities are to review environmental policy and planning issues of interest to us, including matters involving our company before environmental regulatory agencies and compliance with air, water and waste regulations. The Committee also reviews health and safety- related policies, activities and operational issues as they affect employees, customers and the general public. In addition, the Committee reviews issues related to nuclear generating facilities from which our utility subsidiaries purchase power.

Capital Approval Committee

The Capital Approval Committee held no meetings in 2008. The Committee currently consists of M. L. Bennett, A. K. Newhall and D. C. Oestreich. Mr. Harvey is the Chair and a non-voting member of this Committee. The purpose of this Committee is to evaluate certain investment proposals where (1) an iterative bidding process is required, and/or (2) the required timelines for a proposal would not permit the proposal to be brought before a regular meeting of the Board of Directors and/or a special meeting of the full Board of Directors is not practical or merited.

Executive Committee

The Executive Committee held no meetings in 2008. The Committee currently consists of M. L. Bennett, A. K. Newhall, D. C. Oestreich and C. P. Sanders. Mr. Harvey is the Chair and a non-voting member of this Committee. The purpose of this Committee is to possess all the powers and authorities of the Board of Directors when the Board is not in session, except for the powers and authorities excluded for such a Committee under the Wisconsin Business Corporation Law.

Special Litigation Committee

Independent members of the Board of Directors created a Special Litigation Committee on December 11, 2008 to conduct an inquiry into the allegations made in a demand we received on October 31, 2008 from legal counsel of a purported shareowner. The Committee currently consists of D. B. Hazel and J. A. Leach as independent directors under Section 180.0744 of the Wisconsin Business Corporation Law. On Feb. 27, 2009, a complaint was filed in the Circuit Court of Dane County, Wisconsin by the purported shareowner.

Attendance and Performance Evaluations

The Board of Directors held seven meetings during 2008. Each director attended at least 75% of the aggregate number of meetings of the Board and Board committees on which he or she served.

The Board and each Board committee conduct performance evaluations annually to determine their effectiveness and suggest improvements for consideration and implementation. In addition, the Compensation and Personnel Committee evaluates Mr. Harvey’s performance as chief executive officer on an annual basis.

Board members are expected to attend our annual meetings of shareowners. All Board members were present for our 2008 Annual Meeting.

CORPORATE GOVERNANCE

Corporate Governance Principles

The Board of Directors has adopted Corporate Governance Principles that, in conjunction with the Board committee charters, establish processes and procedures to help ensure effective and responsive governance by the Board. The Corporate Governance Principles are available, free of charge, on our web site at www.alliantenergy.com/investors under the “Corporate Governance” caption or in print to any shareowner who requests them from our Corporate Secretary.

The Board of Directors has adopted certain categorical standards of independence to assist it in making determinations of director independence under the NYSE listing standards. Under these categorical standards, the following relationships that currently exist or that have existed, including during the preceding three years, will not be considered to be material relationships that would impair a director’s independence:

•	A family member of the director is or was an employee (other than an executive officer) of ours.

•

A director, or a family member of the director, receives or received less than $120,000 during any twelve-month period in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service with us).

•

A director, or a family member of the director, is a former partner or employee of our internal or external auditor but did not personally work on our audit within the last three years; or a family member of a director is employed by an internal or external auditor of ours but does not personally work on our audit.

•

A director, or a family member of the director, is or was employed other than as an executive officer of another company where any of our present executives serve on that company’s compensation committee.

•

A director is or was an executive officer, employee or director of, or has or had any other relationship (including through a family member) with, another company, that makes payments (other than contributions to tax exempt organizations) to, or receives payments from, us for property or services in an amount which, in any of the last three fiscal years, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues.

•

A director is or was an executive officer, employee or director of, or has or had any other relationship (including through a family member) with a tax exempt organization to which our discretionary charitable contributions in any single fiscal year do not exceed the greater of $1 million or 2% of such organization’s consolidated gross revenues.

In addition, any relationship that a director (or an “immediate family member” of the director) previously had that constituted an automatic bar to independence under NYSE listing standards will not be considered to be a material relationship that would impair a director’s independence three years after the end of such relationship in accordance with NYSE listing standards.

The Board of Directors also gave consideration to certain other factors in relation to an independence determination. Messrs. Bennett, Hazel, Oestreich and Ms. Pyle serve as executive officers and/or directors of companies that are customers of our public utility subsidiaries. These customer relationships do not constitute a material relationship under the standards cited above or the SEC rules governing related person transactions. Mr. Leach is a shareowner in an electrical supply company which has not done any business with our public utility subsidiaries in a substantial number of years. However, each of these circumstances was evaluated under the applicable SEC rules and, in the case of Mr. Leach, the Federal Energy Regulatory Commission regulations. The Board determined that these factors did not impair the independence of these directors.

Based on these standards and this evaluation, the Board of Directors has affirmatively determined by resolution that each of Messrs. Bennett, Hazel, Oestreich, Perdue and Leach and Mses. McAllister, Newhall, Pyle and Sanders has no material relationship with us and, therefore, is independent in accordance with the NYSE listing standards. The Board of Directors will regularly review the continuing independence of the directors.

The Corporate Governance Principles provide that at least 75% of the members of the Board of Directors must be independent directors under the NYSE listing standards. The Audit, Compensation and Personnel, and Nominating and Governance Committees must consist of all independent directors.

Related Person Transactions

We have adopted a written policy that we will annually disclose information regarding related person transactions that is required by regulations of the SEC to be disclosed, or incorporated by reference, in our Annual Report on Form 10-K. For purposes of the policy:

The term related person means any of our directors or executive officers, or nominee for director, and any member of the “immediate family” of such person.

A related person transaction is generally a consummated or currently proposed transaction in which we were or are to be a participant and the amount involved exceeds $120,000, and in which the related person had or will have a direct or indirect material interest. A related person transaction does not include:

•	the payment of compensation by us to our executive officers, directors or nominee for director;

•	a transaction if the interest of the related person arises solely from the ownership of our shares and all shareowners receive the same benefit on a pro-rata basis;

•

a transaction in which the rates or charges involved are determined by competitive bids, or that involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed and conformity with law or governmental authority; or

•	a transaction that involves our services as a bank, transfer agent, registrar, trustee under a trust indenture, or similar services.

Furthermore, a related person is not deemed to have a material interest in a transaction if the person’s interest arises only (i) from the person’s position as a director of another party to the transaction; (ii) from the ownership by such person and all other related persons, in the aggregate, of less than a 10% equity interest in another person (other than a partnership) that is a party to the transaction; (iii) from such person’s position as a limited partner in a partnership and all other related persons have an interest of less than 10% of and the person is not a general partner of or holds another position in, the partnership; and (iv) from both such director position and ownership interest. Pursuant to the policy, each of our executive officers, directors and nominees for director is required to disclose to the Nominating and Governance Committee of the Board of Directors certain information regarding the related person transaction for review, approval or ratification by the Nominating and Governance Committee. Such disclosure to the Nominating and Governance Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction.

The Nominating and Governance Committee’s decision whether or not to approve or ratify the related person transaction should be made in light of the Committee’s determination as to whether consummation of the transaction is believed by the Committee to not be, or to have been contrary to, the best interests of our Company. The Committee may take into account the effect of a director’s related person transaction on such person’s status as an independent member of our board of directors and eligibility to serve on board committees under SEC and NYSE rules.

Based on these standards, we had no related person transactions in 2008, and no related person transactions are currently proposed.

Lead Independent Director; Executive Sessions

The Corporate Governance Principles provide that the chairperson of the Nominating and Governance Committee will be the designated “Lead Independent Director” and will preside as the chair at meetings or executive sessions of the independent directors. As the Chairperson of the Nominating and Governance Committee, Mr. Bennett is currently designated as the Lead Independent Director. At every regular in-person meeting of the Board of Directors, the independent directors meet in executive session with no member of our management present.

Communication with Directors

Shareowners and other interested parties may communicate with the full Board, non-management directors as a group or individual directors, including the Lead Independent Director, by providing such communication in writing to our Corporate Secretary, who will post such communications directly to our Board of Directors’ web site.

Ethical and Legal Compliance Policy

We have adopted a Code of Conduct that applies to all employees, including our chief executive officer, chief financial officer and chief accounting officer, as well as our Board of Directors. We make our Code of Conduct available, free of charge, on our web site at www.alliantenergy.com/investors under the “Corporate Governance” caption or in print to any shareowner who requests it from our Corporate Secretary. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding amendments to, or waivers from, the Code of Conduct by posting such information on our web site.

OWNERSHIP OF VOTING SECURITIES

Listed in the following table are the number of shares of our common stock beneficially owned as of Feb. 27, 2009 by (1) the executive officers listed in the Summary Compensation Table, (2) all of our director nominees and directors and (3) all director nominees, directors and the executive officers as a group. The directors and executive officers as a group owned less than 1% of the outstanding shares of common stock on that date. No individual director or officer owned more than 1% of the outstanding shares of common stock on that date.

NAME OF BENEFICIAL OWNER	SHARES BENEFICIALLY OWNED(1)
Executive Officers(2)
Thomas L. Aller	122,481	(3)
Dundeana K. Doyle	26,965	(3)
Eliot G. Protsch	143,372	(3)
Barbara J. Swan	64,157	(3)

Director Nominees
Ann K. Newhall	8,922	(3)
Dean C. Oestreich	10,272	(3)
Carol P. Sanders	7,298	(3)

Directors
Michael L. Bennett	12,930	(3)
William D. Harvey	289,978	(3)
Darryl B. Hazel	7,492	(3)(4)
James A. Leach	100
Singleton B. McAllister	11,877	(3)
David A. Perdue	10,258	(3)
Judith D. Pyle	16,225

All Executive Officers and Directors as a Group (17 people)	790,228	(3)

(1)	Total shares of Company common stock outstanding as of Feb. 27, 2009 were 110,635,691.

(2)	Stock ownership of Mr. Harvey is shown with the directors.

(3)

Included in the beneficially owned shares shown are indirect ownership interests with shared voting and investment powers: Mr. Harvey — 3,270 and Mr. Aller — 1,000; shares of common stock held in deferred compensation plans: Mr. Bennett — 12,482, Mr. Harvey — 43,093, Mr. Hazel — 7,362, Ms. McAllister — 6,975, Ms. Newhall — 7,908, Mr. Oestreich — 9,272, Mr. Perdue — 10,258, Ms. Sanders — 7,198, Mr. Protsch — 40,818, Mr. Aller — 7,756, Ms. Doyle — 8,349, Ms. Swan — 25,552 (all executive officers and directors as a group — 190,681); and stock options exercisable on or within 60 days of Feb. 27, 2009: Mr. Harvey — 33,056 and Mr. Aller — 96,321 (all executive officers and directors as a group — 130,377).

(4)	Mr. Hazel has pledged 100 shares in a margin account.

The following table sets forth information, as of Dec. 31, 2008, regarding beneficial ownership by the only persons known to us to own more than 5% of our common stock. The beneficial ownership set forth below has been reported on Schedule 13G filings with the SEC by the beneficial owners.

Amount and Nature of Beneficial Ownership

	Voting Power		Investment Power
Name and Address of Beneficial Owner	Sole	Shared	Sole	Shared	Aggregate	Percent of Class
Barclays Global Investors, N. A. (and certain affiliates) 45 Fremont Street San Francisco, CA 94105	5,112,826	0	6,587,369	0	6,587,369	5.96%

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Compensation Programs:

We are committed to maintaining a total compensation program for executive officers that:

•	furthers our strategic plan,

•	focuses and aligns executives’ and employees’ interests with those of our company, our shareowners and our customers,

•	is competitive with comparable employers to help ensure we attract and retain talented employees, and

•	is equitable among executives.

We believe these objectives attract, retain and motivate a highly proficient workforce.

We adhere to the following compensation principles, which are intended to facilitate the achievement of our business strategies:

•	Executive officer compensation (and in particular, long-term incentive compensation) should be closely and strongly aligned with the long-term interests of our shareowners and customers.

•

Total compensation should enhance our ability to attract, retain and encourage the development of exceptionally knowledgeable and experienced executive officers, upon whom, in large part, our successful operation and management depends.

•

Base salary levels should be targeted at a competitive market range of base salaries paid to executive officers of comparable companies. Specifically, we target the median (50th percentile) of base salaries paid by comparable companies.

•

Incentive compensation programs should strengthen the relationship between pay and performance by emphasizing variable at-risk compensation based on meeting predetermined company, subsidiary, business unit and individual performance goals. We target incentive levels at the median (50th percentile) of incentive compensation at comparable companies.

•

Executive officers should have access to retirement-oriented plans commonly in use among comparable companies, including deferred compensation plans, pension plans, supplemental retirement programs and 401(k) plans.

•	Executive officers should have significant holdings of our common stock to align their interests with the interests of our shareowners.

Benchmarking

We utilize compensation data from comparable companies to assess our competitiveness in base salary and incentive compensation for all officer level positions. We believe compensation programs at these comparable companies should serve as a benchmark for what constitutes competitive compensation. The comparable companies in the energy and utility industry that we used for benchmarking in 2008 were drawn from Towers Perrin’s 2007 Energy Services Industry Executive Compensation Database (the “2007 Energy Services database”), a survey which comprises nearly all investor-owned U.S. utilities. The general industry data were obtained from Towers Perrin’s 2007 Executive Compensation Database, a survey of over 800 companies the majority of which are Fortune 1000 companies (the “2007 General Industry database”). In using these broad-based surveys, we considered only aggregate data and did not select any individual companies for comparison. All of the survey data were aged to January 1, 2008 using a 3.75% annual update factor. The data from both databases were adjusted to reflect how the data compare to companies of similar revenue size using regression analysis. Our Compensation and Personnel Committee used this adjusted data, among other factors, to determine appropriate levels of pay in 2008 to our named executive officers. We refer to this adjusted data as our “peer group” throughout the following discussion. For general management, including four of the named executive officers, and staff positions, equally blended energy industry and general industry data from these databases are used as the target market reflecting the broader talent market for these jobs and the fact that we operate in some diversified businesses. For utility-specific operating positions, including Mr. Aller’s, one of the named executive officers, energy industry data are used as the target market. Overall, Alliant Energy’s revenue is ranked between the median and the average revenue of the companies in the 2007 Energy Services database. Towers Perrin advised our Compensation and Personnel Committee on setting compensation for our named executive officers for 2008. See “Meetings and Committees of the Board – Compensation and Personnel Committee” for more details.

Compensation Elements and Design

The major elements of the executive compensation program are base salary, short-term (annual) incentives, long-term (equity) incentives and other benefits. In setting the level for each major component of compensation, we consider an executive officer’s total compensation (which consists of all elements of compensation including employee benefit and perquisite programs), the current market for talent, our historic levels of compensation, company culture, individual and company performance, and internal equity. We aim to strike an appropriate balance among base salary, short-term incentive compensation and long-term incentive compensation. Our goal is to provide an overall compensation package for each executive officer that is competitive with the packages offered to similarly situated executive officers within our peer group. To achieve that goal, we target each element of compensation to the median levels within our peer group. Total direct compensation of our named executive officers consists of base salary and incentive pay (both short-term and long-term) that we weight such that incentive pay accounts for 52-77% of total direct compensation. Mr. Harvey’s target incentive pay for 2008 was 77% of total direct compensation. In establishing the 2008 compensation reported, in the aggregate, our named executive officers were paid, on average, base salaries 2% below the median of our peer group, target cash compensation 3% below the median of our peer group and total direct compensation 6% below the median of our peer group. The following table shows the breakdown for each of our named executive officers in 2008 of the total direct compensation pay mix. The figures in this table were calculated using targeted compensation for 2008 and therefore may differ from the actual payments for 2008 as reported in the Summary Compensation Table below.

Named Executive Officer	Title	Salary as a % of Total	Short-Term Incentive as a % of Total	Long-Term Incentive as a % of Total
Harvey, William D.	Chairman, President & CEO	23%	21%	56%
Protsch, Eliot G.	Senior Executive VP & COO	31%	22%	47%
Swan, Barbara J.	EVP-General Counsel & CAE	35%	20%	45%
Aller, Thomas L.	SVP-Energy Resource Development	46%	21%	33%
Doyle, Dundeana K.	SVP-Energy Delivery	48%	19%	33%

The column titled “Short-Term Incentive as a % of Total” is the percentage of the total direct compensation represented by a target payout of incentive compensation under our short-term incentive plan. We made no payment to named executive officers for 2008 under the short-term incentive plan.

Base Salary

We pay base salaries to assure management with a level of fixed compensation at competitive levels to reflect their professional skills, responsibilities and performance to attract and retain key executives. We adjust base salaries taking into consideration both changes in the market and performance against job expectations.

The Committee considers salaries that fall within 15% above or below the median salaries for similar positions in the peer group to be competitive. The Committee will also consider the nature of the position, the responsibilities, skills and experience of the officer, and his or her past performance. We may adjust base salaries to keep current with our peer group, to recognize outstanding individual performance or to recognize an increase in responsibility.

The Committee adjusted Mr. Harvey’s salary from $810,000 to $845,000 in 2008 based on a review of comparable chairman and chief executive officers within our peer group. Mr. Harvey’s base salary was 9% below the median of the peer group and 1% below the median of Towers Perrin’s 2007 Energy Services database. We believe Mr. Harvey’s salary is competitive as it is near the median of the 2007 Energy Services database and within 15% of the peer group. In addition, we target Mr. Harvey’s incentive compensation elements to the median of the peer group, and believe they are generally higher than the 2007 Energy Services database. This results in more emphasis on incentive pay for our CEO, which we believe creates a stronger link between pay and performance.

The Committee adjusted the salaries of our other named executive officers as follows: Mr. Protsch from $476,000 to $495,000; Ms. Swan from $361,000 to $375,000; Mr. Aller from $257,500 to $267,500; and Ms. Doyle from $236,000 to $255,000. The Committee adjusted the salaries based on the peer group information provided by Towers Perrin as well as the internal considerations described earlier. We believe the salaries are all competitive with similar positions in our peer group.

Short-Term Incentives

Our executive officers, including our named executive officers, are eligible to participate in the Management Incentive Compensation Plan, or MICP, which is our short-term (annual) incentive plan. The MICP provides executive officers with direct financial incentives in the form of annual cash bonuses tied to the achievement of company financial, strategic and individual performance goals. The MICP encourages executive officers to achieve superior annual performance on key financial, strategic and operational goals. By setting annual goals, the Committee endeavors to drive annual performance and align the interests of management with the interests of our shareowners and customers.

The Committee seeks to set MICP opportunities at the median short-term incentive target levels, measured as a percentage of base salary, for comparable positions in our peer group. MICP targets in 2008 were 95% of base salary for Mr. Harvey, 70% for Mr. Protsch, 55% for Ms. Swan, 45% for Mr. Aller and 40% for Ms. Doyle. The maximum possible individual payout for all executive officers was two times the target percentage. This range aligns with our desire to emphasize variable at risk compensation.

We pay incentives from a pool of funds that we establish for MICP payments. The Committee establishes threshold company-wide goals, which determine the funding level of an incentive pool. Diluted earnings per share from continuing operations of our utilities determines the funding level of 85% of the incentive pool. If the utility earnings per share target is not met, then no incentives are paid under the MICP. For 2008, the threshold utility earnings per share was $2.33, which was the midpoint of our 2008 utility earnings per share guidance provided at the end of 2007. Cash flows from our utilities and our service company subsidiary determine the funding level for 15% of the incentive pool. The cash flow target for 2008 was $502 million. If the cash flow target is not met, the Committee is not required to fund the 15% of the incentive pool represented by cash flow.

We factor the level of individual performance as compared to the individual performance goals into individual award amounts after the pool has been funded. Individual awards may range from 0% to 200% of the targeted payment based on an individual’s achievement of performance goals. The Committee makes judgments about achievement of performance goals by the chief executive officer. Achievement of performance goals for the other executive officers is judged by the chief executive officer or the executive to whom the executive officer reports, in consultation with the Committee.

Individual performance goals are reviewed and established by the Committee to assist in the determination of individual awards under the MICP. Individual performance goals are derived from our strategic plan and from operational benchmarks intended to benefit our shareowners, customers and employees. Our Committee believes that using our strategic plan to set individual performance goals aligns the executives’ incentive compensation with shareowner interests. Our Committee also believes that using operational benchmarks to set individual performance goals aligns the executives’ incentive compensation with customer interests.

Mr. Harvey’s performance goals for 2008 included financial goals of achieving Alliant Energy consolidated earnings per diluted share from continuing operations of $2.65, which was the midpoint of our 2008 earnings guidance issued in December 2007, and achieving cash flows from operations at the utilities and our service company subsidiary of $502 million in aggregate. These financial goals were weighted at 50%. In addition, Mr. Harvey’s goals included meeting certain milestones related to the proposed coal plants at IPL and WPL, meeting certain milestones related to the proposed wind projects of IPL and WPL, meeting certain milestones related to clean air compliance program projects, achieving no fines for non-compliance with environmental laws and regulations, and obtaining targeted savings from Lean Six Sigma and related process improvements. These goals, which are referred to as execution goals, were weighted at 30%. Mr. Harvey’s corporate well-being goals included achieving safety targets and employee and supplier diversity goals. The Committee established several targets for each of the safety and diversity goals. The Committee determined that the goals in the diversity category were to be graded on a sliding scale to reward significant gains in diversity even if the full target was not achieved. The Committee determined that the goals in the safety category were to be graded on a pass/fail system whereby if one milestone for safety was not met, then the whole category of safety could not be considered accomplished. The corporate well-being goals were weighted at 20%.

Mr. Protsch’s financial goals for 2008 were the same as for Mr. Harvey. These financial goals were weighted at 50%. Mr. Protsch also had execution goals of meeting certain milestones related to the proposed coal plants of IPL and WPL, achieving reasonable and timely approval of the WPL base rate case, and obtaining targeted savings from Lean Six Sigma and related process improvements. These execution goals were weighted at 30%. In addition, Mr. Protsch had corporate well-being goals similar to Mr. Harvey’s, which were weighted at 20%.

Ms. Swan’s performance goals for 2008 included financial goals of earnings per share from utility continuing operations of $2.33, which was the midpoint of our 2008 utility earnings guidance issued in December 2007, and achieving cash flows from operations at the utilities and our service company subsidiary of $502 million in aggregate. These financial goals were weighted at 50%. Ms. Swan also had execution goals including meeting certain milestones related to the proposed coal plants at IPL and WPL, meeting certain milestones related to the proposed wind projects of WPL, obtaining targeted savings from Lean Six Sigma and related process improvements, and achieving specified customer service and reliability standards. These execution goals were weighted at 30%. Finally, Ms. Swan had corporate well-being goals similar to Mr. Harvey’s weighted at 20%.

Mr. Aller’s financial goals for 2008 included the same financial goals as Mr. Harvey. In addition, Mr. Aller had financial goals related to the consumer products, fleet services and transportation divisions he oversees. These financial goals were weighted at 50%. Mr. Aller also had execution goals including meeting certain milestones related to the proposed coal plants at IPL and WPL, meeting certain milestones related to the proposed wind projects of IPL, achieving no fines for non-compliance with environmental laws and regulations, obtaining targeted savings from Lean Six Sigma and related process improvements, and achieving specified customer service and reliability standards. These execution goals were weighted at 30%. In addition, Mr. Aller had corporate well-being goals similar to Mr. Harvey’s, which were weighted at 20%.

Ms. Doyle’s financial goals for 2008 were the same as for Ms. Swan and were weighted at 50%. Ms. Doyle’s execution goals included meeting certain milestones related to the proposed coal plants at IPL and WPL, meeting certain milestones related to the proposed wind projects of IPL and WPL, meeting certain milestones related to clean air compliance program projects, meeting certain regulatory milestones related to WPL’s base rate case, and obtaining targeted savings from Lean Six Sigma and related process improvements. These execution goals were weighted at 30%. Finally, Ms. Doyle had corporate well-being goals similar to Mr. Harvey’s weighted at 20%.

Our strategic planning department is responsible for initial drafting of the performance goals, which is done to ensure that the individual performance goals are closely aligned with our strategic plan. The chief executive officer provides recommendations to the Committee in reference to the applicable performance goals that should be implemented for each of the named executive officers (other than for himself) depending on the strategic and functional responsibility of these officers. The chief executive officer is afforded discretion on the implementation of the performance goals for the other executive officers to keep continuity between the goals of the chief executive officer and those of the other executive officers. The Committee evaluates and ultimately approves all of the corporate and individual performance goals under the MICP for all of the executive officers. The goals are weighted. Individual performance goals are designed to be achievable but substantially challenging.

The utility earnings per share for 2008 was $2.19, which fell below the threshold utility earnings per share of $2.33 established to fund the incentive pool. The Committee determined that the threshold utility earnings per share was not met. Therefore, we did not pay incentives to our named executive officers under the MICP for 2008. The Committee did not consider achievement of individual performance goals when determining awards under the MICP because the threshold for incentive payments under the 2008 MICP was not met.

Long-Term Incentives

We award long-term incentive compensation based on the achievement of longer-term, multi-year financial goals. We believe long-term incentive compensation aligns executives’ interests with those of our shareowners by compensating executive officers for long-term achievement of financial goals. Long-term incentive compensation takes the form of equity awards granted under our 2002 Equity Incentive Plan, as amended and restated.

We determine the value of long-term incentive amounts by benchmarking to the median value of long-term incentives paid by our peer group, assessing the individual performance of the executive officer and internal equity among our executives, and considering the competitiveness of the total direct compensation package. Based on these factors, the Committee approved, as a percentage of base salary, the following values of the long-term incentives awarded to the named executive officers for 2008: 250% for Mr. Harvey, 150% for Mr. Protsch, 125% for Ms. Swan, 70% for Mr. Aller and 70% for Ms. Doyle. The Committee approves the dollar value of the long-term equity awards prior to the grant date. We grant the number of shares necessary to approximate that dollar value based on the fair market value of our share price on the grant date. The grant price used for accounting purposes is fair market value of our common stock on the grant date.

The long-term incentive awards consist of performance contingent restricted stock and performance shares. We believe these two types of long-term equity awards provide incentives for our executive officers to produce value for our shareowners over the long-term on both an absolute basis and a relative basis. Performance contingent restricted stock granted in 2008 vests if income from continuing operations achieves 19% growth, which rewards absolute long-term growth. Performance shares vest and pay-out at varying levels depending on our total shareowner return as compared to the S&P Midcap Utilities Index, which rewards relative total shareowner return. The Committee granted long-term equity awards in 2008 consisting of 50% performance contingent restricted stock and 50% performance shares to equally reward both relative long term growth and total shareowner return.

Performance contingent restricted stock granted prior to 2008 vests if Alliant Energy consolidated earnings per share from continuing operations achieves 116% growth, which is 5% compounded year over year growth for three years. For performance contingent restricted stock granted in 2008, the Committee changed the performance criteria from earnings per share from continuing operations to income from continuing operations to mitigate volatility in earnings per share that can be caused by increasing or decreasing the number of shares outstanding. The Committee increased the growth rate of income that must be achieved for the performance criteria to be met from 5% to 6% compounded year over year growth for three years. The Committee believed that the increase would better align management’s interests with the high expected growth in earnings during the planned new generation build out period.

The vesting of the performance contingent restricted stock granted in 2008 is based on our growth in income from continuing operations using our final income from continuing operation in 2007 as the base, which was adjusted to remove the after tax gain on the sale of the electric transmission assets of our Iowa utility as this was a non-recurring event. The base adjusted income from continuing operations was $302 million. The performance contingent restricted stock granted in 2008 vests if we achieve income from continuing operations growth of 19% from 2007, within a four year period. The target income from continuing operations is $359.4 million. In no case may the restricted stock vest earlier than two years from the grant date, and all shares will be forfeited if the income from continuing operations target is not met at the end of the four-year period.

The payout of performance shares granted in 2008 is based on our total shareowner return over three years. Performance shares will provide a 100% payout, or target payout, if our relative total shareowner return over three years is equal to the median performance of a specific peer group selected by the Committee. The Committee selected the S&P Midcap Utilities Index as the peer group for the 2008 grants of performance shares.

Performance share payouts are capped at 200% of the target payout if our total shareowner return is at or above the 90th percentile of the total shareowner return of the S&P Midcap Utilities Index. The payout would be 50% of the target payout if our total shareowner return was in the 40th percentile of the total shareowner return of the S&P Midcap Utilities Index. There would be no payout if our total shareowner return fell below the 40th percentile of the S&P Midcap Utilities Index. Performance shares allow the executive to receive a payment in shares of our common stock, cash, or a combination of our common stock and cash, the value of which is equal to the number of shares awarded, adjusted by the performance multiplier. The Committee generally requires an executive that has not met the share ownership guidelines to take a payment in common stock or a combination of 50% common stock and 50% cash in order to bring the executive closer to achieving the share ownership guideline. If the executive chooses to take the payment in cash, the amount of the payout is determined by multiplying the number of shares earned by the average of the high and low trading prices on a date chosen by the Committee. The Committee chooses this date in advance of issuing the shares.

In 2009, the Committee determined that we achieved our performance levels for the performance shares granted in 2006. Our relative total shareowner return performance for the three years ended Dec. 31, 2008 was at the 75th percentile. Due to the total shareowner return goal being achieved, we had a performance share payout of 162.5% of target for the 2006 grant. Also in 2009, following the confirmation from our audited financial statements, the Committee determined that the performance contingent restricted stock granted in 2007 did not vest due to our earnings per share from continuing operations growth after two years. Our 2007 diluted earnings per share from continuing operations growth goal was $2.55. Our earnings per share from continuing operations for the year ended Dec. 31, 2008 was $2.54.

The Committee approves the dollar value of the long-term equity awards prior to the grant date. The grant date of the awards that we made in 2008 to our executive officers was the first business day of the year, which maximized the time period for the incentives associated with the awards. The grant price used for accounting purposes was fair market value of our common stock on the grant date and the value of the awards were reported in our financial statements in accordance with FAS 123(R).

We no longer grant stock options as incentive compensation. We determined that performance contingent restricted stock and performance shares provide equally motivating forms of equity incentive compensation and reduce potential dilution of our shareowners because fewer shares need be granted. Our last stock options were granted in 2004 and expire in 2014.

Other Benefits

We also offer benefit programs to our executive officers with a focus towards their retirement consistent with those of our peer group. These programs include 401(k), deferred compensation and pension benefits. The benefit programs are designed to be competitive in attracting, retaining and motivating key executives and employees by providing competitive retirement benefits. We apply the same peer group benchmarking approach in designing these programs in that we benchmark to median levels of benefit and design elements. The Committee reviews benefit programs on an annual basis to determine effectiveness and identify any necessary changes. The retirement-related benefit plans were all reviewed during 2008 by the Committee with several changes implemented. A brief description of the plans with associated changes follows.

401(k) Savings Plan

All of our salaried employees, including our executive officers, are eligible to participate in our 401(k) Plan. We match $0.50 on each dollar for the first 8% of compensation deferred by the employee up to the IRS maximum. Beginning Aug. 3, 2008, we enhanced benefits under the 401(k) plan to offset a freeze of the Alliant Energy Cash Balance Pension Plan. See: “Pension Benefits” below for more information. We now contribute a percentage of salaried employees’ salaries to their 401(k) accounts in addition to the company match. The amount of the company contribution ranges from 4% to 6% of an employee’s salary. The amount of the company contribution depends on the employee’s age and number of years of service at the company.

Alliant Energy Deferred Compensation Plan

The Alliant Energy Deferred Compensation Plan, or AEDCP, enables participants, including our executive officers, to defer up to 100% of base salary and annual incentive awards on a pre-tax basis and to receive earnings or incur losses on the deferrals until the date of distribution. The AEDCP provides tax deferred savings and post-retirement income to our executive officers. The shares of common stock identified as obligations under the AEDCP are held in a rabbi trust. We offer the AEDCP as part of the executives’ competitive compensation package to permit executives to take advantage of the tax code in saving for their retirement. We believe the AEDCP is in line with offerings from our peer group. See “Nonqualified Deferred Compensation” below for more information regarding the AEDCP.

Cash Balance Pension Plan

Certain of our salaried employees, including our executive officers, are eligible to participate in the Alliant Energy Cash Balance Pension Plan. This defined benefit plan is portable, offers flexible payment options and steady growth of retirement funds. Future accruals to the Cash Balance Pension Plan were frozen for participants effective Aug. 2, 2008. See “Pension Benefits” below for more information regarding the Alliant Energy Cash Balance Pension Plan.

Excess Retirement Plan

Certain of our salaried employees, including our executive officers, participate in the unfunded Excess Retirement Plan. The plan is intended to provide the accruals that the participants would have earned under the Cash Balance Pension Plan and the 401(k) Savings Plan but for statutory limitations on employer-provided benefits imposed on those tax-qualified plans.

Supplemental Executive Retirement Plan

Our executives who are vice presidents or above, including our named executive officers, participate in the unfunded Supplemental Executive Retirement Plan, or SERP. We provide the SERP as an incentive for key executives to remain in our service by providing retirement compensation in addition to the benefits provided by the pension plan, which are limited by the tax code, that is payable only if the executive remains with us until retirement, disability or death. See “Pension Benefits” below for more information regarding the SERP.

Split Dollar / Reverse Split Dollar Life Insurance Plan

Certain executive officers, including Messrs. Harvey and Protsch and Ms. Swan, receive individually owned life insurance policies. We pay the premiums for this insurance and these payments are taxable to the individual officers. These specific policies were grandfathered in 1998 and we no longer offer the policies to other executive officers as part of total executive compensation.

Perquisites

We provide our officers, including our named executive officers, with a Flexible Perquisite Program. The program provides a specified amount of funds to our executives to use for benefits, including an annual fixed automobile allowance, financial planning and legal services, a variety of club memberships and long-term care insurance. The Committee reviews this program on an annual basis as part of our total compensation offering to determine its merits and the use of similar programs by our peer group. The last review took place at our December 2008 Committee meeting where Towers Perrin provided an update on market trends for these programs. The Committee determined that the Flexible Perquisite Program continued to be comparable to continuing programs found in the market and should continue as a component of total executive compensation. For 2009, the Committee set the Flexible Perquisite Program funding amounts at $26,000 for Mr. Harvey, $20,000 for Mr. Protsch, $17,500 for Ms. Swan, $14,000 for Mr. Aller and $11,000 for Ms. Doyle which represented no change from 2008. Our executive officers are also eligible for moderately more generous health and dental insurance, accidental death insurance, disability insurance, vacation, and other similar benefit programs than the balance of our non-bargaining unit employees.

Post-Termination Compensation

KEESAs

We currently have in effect key executive employment and severance agreements, or KEESAs, with our executive officers, including our named executive officers, and certain of our key employees. The KEESA is designed to provide economic protection to key executives following a change in control of our company so that executives can remain focused on our business without undue personal concern. We recognize that circumstances may arise in which we may consider a change of control transaction. We believe the security afforded the executives by the KEESA will help the executives to remain focused on business continuity and reduce the distraction of the executive’s reasonable personal concerns regarding future employment. We also believe that the KEESA allows the executive to better consider the best interests of our company and its shareowners due to the economic security provided by the KEESA benefits.

The KEESAs are triggered if, within a period of up to three years after a change in control for Mr. Harvey, Mr. Protsch or Ms. Swan and two years for Mr. Aller or Ms. Doyle, there has occurred both a change in control and loss of employment, causing KEESA benefits to be subject to a “double trigger.” We implemented the double trigger mechanism to ensure that only those executives adversely affected by a change in control would receive benefits under the KEESA. The cash termination benefit under the KEESA is up to three times base salary and target bonus for Mr. Harvey, Mr. Protsch and Ms. Swan and two times base salary and target bonus for Mr. Aller and Ms. Doyle.

The KEESAs for Mr. Aller and Ms. Doyle provide that if any portion of the benefits under the KEESA or under any other agreement for the officer would constitute an excess parachute payment for purposes of the Internal Revenue Code, benefits will be reduced so that the officer will be entitled to receive $1 less than the maximum amount which he or she could receive without becoming subject to the 20% excise tax imposed by the Code on certain excess parachute payments, or which we may pay without loss of deduction under the Code. The KEESAs for Mr. Harvey, Mr. Protsch and Ms. Swan provide that if any payments constitute an excess parachute payment, we will pay to the appropriate officer the amount necessary to offset the excise tax and any additional taxes on this additional payment.

We believe the level of the benefits provided by the KEESAs to each executive officer reflects the amount of work that would be required of them during a change in control transaction as well as the amount of opportunities they would be asked to forego to assist the change in control transaction rather than seek future employment. Top executives are required to put forth greater effort to ensure a smooth change in control of a company and we believe that it would take a longer time for them to find comparable employment based on their attained career status. The elevated positions held by Messrs. Harvey and Protsch and Ms. Swan cause us to believe that this analysis is especially true for them. Therefore, they receive the highest benefit level and a tax-gross up. We believe the benefits provided in the KEESA to our executive officers are comparable with industry practice.

In consideration of the KEESA benefits, the executive agrees not to compete with us for a period of one year after the executive leaves us and to keep in confidence any proprietary information or confidential information for a period of five years after the executive leaves us. Both of these conditions can be waived in writing by our board of directors.

See “Potential Payments upon Termination or Change in Control” for more information regarding the KEESAs.

Executive Severance Plan

We also maintain a general executive severance plan for executive officers in the event that an officer’s position has been eliminated or significantly altered by us. The executive severance plan is designed to provide economic protection to key executives following the elimination of their position so that executives can remain focused on our business without undue personal concern. We recognize that circumstances may arise in which we may consider eliminating certain key positions that are no longer necessary. We believe the security afforded the executives by the severance plan will keep the executives focused on their duties at our company rather than on their personal concerns of job security. The plan provides for a minimum level of severance equal to one times base salary, payment of pro-rated incentive compensation within the discretion of the chief executive officer, up to 18 months of COBRA coverage, six months of which are paid by us, outplacement services and/or tuition reimbursement of up to $10,000, and access to our employee assistance program. All executive officer severance packages are approved by the Committee. We believe our executive severance plan is consistent with plans throughout the industry.

See “Potential Payments upon Termination or Change in Control” for more information regarding the Executive Severance Plan.

Employment Agreements

We do not have any employment agreements with our executive officers.

Share Ownership Guidelines

We established share ownership guidelines for our executive officers as a way to better align the financial interests of officers with those of shareowners. Under these guidelines, the requisite ownership numbers are 85,000 shares for Mr. Harvey, 36,000 shares for Mr. Protsch and Ms. Swan and 12,000 shares for Mr. Aller and Ms. Doyle. The executive officers are expected to make continuing progress toward compliance with these guidelines and achieve their designated levels within five years of being appointed as an officer. We monitor each officer’s progression towards achievement of these guidelines on a semi-annual basis.

The share ownership guidelines have an impact upon the payout of awards for our performance shares. If executives have not yet met their share ownership level, they are required to receive at least 50% of any performance share payout made upon the vesting of the performance shares in shares of our common stock. In addition, once the performance or time-based restrictions lapse on shares of performance contingent or time-based restricted stock, these shares are counted towards achievement of share ownership guidelines. Our chief executive officer retains the right to grant special dispensation for hardship, promotions or new hires. All of our named executive officers have met their share ownership guidelines. Their share holdings are shown in the “Ownership of Voting Securities” table above.

Impact of Regulatory Requirements

Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to our Chief Executive Officer and the three other most highly compensated executive officers (excluding our Chief Financial Officer) to $1 million, unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. Based on the Committee’s commitment to link compensation with performance as described above, the Committee intends to qualify future compensation paid to our executive officers for deductibility by us under Section 162(m) except in limited appropriate circumstances. All equity compensation plans are accounted for under FAS123(R).

In 2008, we amended the SERP, KEESAs and Severance Plan to comply with the deferred compensation election and payment timing requirements of Internal Revenue Code Section 409A.

The Public Service Commission of Wisconsin allows us to recover from customers portions of our incentive compensation payments attributable to customer service and reliability goals. We have structured our compensation program to participate in this allowed recovery.

Conclusion

The Committee is provided with appropriate information and reviews all components of our chief executive officer’s and other executive officers’ compensation. Based on this information, the Committee seeks to implement executive compensation that is appropriately tied to the performance of the executives on behalf of shareowners, employees and customers.

COMPENSATION AND PERSONNEL COMMITTEE REPORT

To Our Shareowners:

The Compensation and Personnel Committee (the “Committee”) of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis with our Audit Committee and our management. Based on the Committee’s reviews and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended Dec. 31, 2008, for filing with the SEC.

The Committee believes the existing executive compensation policies and programs provide the appropriate level of competitive compensation for our executive officers. In addition, the Committee believes that the short-and long-term performance incentives effectively align the interests of executive officers and shareowners toward a successful future for our company.

COMPENSATION AND PERSONNEL COMMITTEE

Ann K. Newhall (Chairperson)

Darryl B. Hazel

Dean C. Oestreich

Carol P. Sanders

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation paid to or earned by our chief executive officer, our chief financial officer (which for all of 2008 was Mr. Protsch) and our next three highest paid executive officers for 2008, 2007 and 2006. We refer to such individuals in this proxy statement collectively as our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
William D. Harvey Chairman, President and Chief Executive Officer	2008	$850,962	$0	$842,408	$0	$ 0	$2,103,000	$262,562	$4,058,932
	2007	$811,962	$0	$2,794,112	$0	$677,160	$3,844,938	$226,340	$8,354,512
	2006	$745,192	$151,875	$2,398,279	$32,148	$860,625	$ 689,334	$162,962	$5,040,415
Eliot G. Protsch Senior Executive Vice President and Chief Operating Officer	2008	$498,515	$0	$325,868	$0	$ 0	$ 651,000	$129,785	$1,605,168
	2007	$477,427	$0	$1,170,638	$0	$293,216	$1,757,578	$108,774	$3,807,633
	2006	$454,519	$65,213	$1,263,614	$17,856	$369,540	$ 191,983	$109,941	$2,472,666
Barbara J. Swan Executive Vice President-General Counsel and Chief Administrative Officer	2008	$377,669	$0	$141,131	$0	$ 0	$ 492,000	$ 84,344	$1,095,144
	2007	$362,081	$0	$697,271	$0	$174,724	$ 245,478	$ 63,289	$1,542,843
	2006	$342,116	$36,872	$821,333	$13,816	$208,941	$ 123,800	$ 57,299	$1,604,177
Thomas L. Aller Senior Vice President- Energy Resource Development	2008	$269,404	$30,000	$57,002	$0	$ 0	$ 0	$ 40,036	$396,442
	2007	$258,346	$0	$304,690	$0	$ 90,640	$ 152,628	$ 31,199	$837,503
	2006	$249,523	$23,625	$458,293	$9,356	$133,875	$ 188,916	$ 28,179	$1,091,767
Dundeana K. Doyle Senior Vice President- Energy Delivery	2008	$256,669	$0	$51,530	$0	$ 0	$ 94,791	$ 44,579	$447,569
	2007	$236,696	$0	$229,758	$0	$ 77,776	$ 91,558	$ 33,206	$668,994
	2006	$223,567	$17,719	$291,426	$4,638	$100,406	$ 65,785	$ 38,118	$741,659

(1)	The amounts shown in this column include amounts deferred by the named executive officers in our Alliant Energy Deferred Compensation Plan Stock Account. See “Nonqualified Deferred Compensation.”

(2)

The amounts in this column for 2006 represent the difference between the amounts the named executive officers received under our MICP for 2006 as a result of the waiver by the Compensation and Personnel Committee of the cash flow performance measure and what the amounts received under our MICP for 2006 would have been without the waiver. The amount shown for Mr. Aller in 2008 is a discretionary bonus awarded by the Committee to Mr. Aller in recognition of the leadership he provided us, IPL’s customers and the community of Cedar Rapids, Iowa, during the flood that occurred in June 2008.

(3)

The amounts in this column reflect the dollar amount we recognized for financial statement reporting purposes for the fiscal years ended Dec. 31, 2006, 2007 and 2008, in accordance with FAS 123(R) (disregarding the estimate of forfeitures relating to service-based vesting), of awards pursuant to our 2002 Equity Incentive Plan and thus may include amounts from awards granted in and prior to 2008. Assumptions used in the calculation of these amounts are included in Note 6(b) to our audited financial statements for the fiscal year ended Dec. 31, 2008 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on Feb. 27, 2009.

(4)

The amounts in this column reflect the dollar amount we recognized for financial statement reporting purposes for the fiscal year ended Dec. 31, 2006 in accordance with FAS 123(R) (disregarding the estimate of forfeitures relating to service-based vesting), of awards pursuant to our 2002 Equity Incentive Plan and thus include amounts from awards granted prior to 2006. Assumptions used in the calculation of these amounts are included in Note 6(b) to our audited financial statements for the fiscal year ended Dec. 31, 2006 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007.

(5)	The amounts in this column represent cash amounts received by the executive officers under our MICP for services performed in 2006, 2007 and 2008 that were paid in 2007, 2008 and 2009, respectively.

(6)

The amounts in this column reflect (a) the actuarial increase in the present value of the named executive officers benefits under all pension plans established by us determined using the assumptions and methods set forth in footnote (1) to the Pension Benefits table below, which may include amounts that the named executive officer may not currently be entitled to receive because such amounts are not vested, and (b) amounts representing above market interest on non-qualified deferred compensation. The above market interest was calculated to be equal to the amount by which the interest on deferred compensation in a frozen legacy deferred compensation plan in 2008 (11% on deferrals made prior to July 1, 1993 and 9% on deferrals made on or after July 1, 1993) exceeded 120% of the applicable federal long-term interest rate, with compounding, at the time the interest rate was set (120% of this rate was 5.35%). The following represents the breakdown for each of the change in pension value and above market interest on deferred compensation, respectively, for each named executive officer: Mr. Harvey, $2,103,000/$0; Mr. Protsch, $651,000/$0; Ms. Swan, $492,000/$0; Mr. Aller, $0/$0; and Ms. Doyle, $89,000/$5,791.

(7)	The table below shows the components of the compensation reflected under this column for 2008:

Name	Perquisites and Other Personal Benefits (a)	Registrant Contributions to Defined Contribution Plans (b)	Life Insurance Premiums (c)	Tax Reimbursements (d)	Dividends (e)	Total
William D. Harvey	$21,668	$26,400	$68,955	$26,459	$119,080	$262,562
Eliot G. Protsch	$19,659	$23,445	$31,661	$5,393	$49,627	$129,785
Barbara J. Swan	$24,475	$19,823	$15,234	$8,217	$16,595	$84,344
Thomas L. Aller	$18,883	$13,073	$1,810	$0	$6,270	$40,036
Dundeana K. Doyle	$9,701	$13,061	$10,314	$6,092	$5,411	$44,579

(a)	Consists of allowance pursuant to our Flexible Perquisite Program that may be utilized for automobile allowance; financial planning and legal services; club memberships; and premiums for additional long-term disability coverage. This amount also includes Company contributions to the executive for a consumer driven health plan above the amount provided to other non-bargaining employees enrolled in that plan and the cost of spousal travel on company owned aircraft. Because an executive’s spouse accompanies the executive on a flight when the executive is traveling for business purposes, we do not incur additional direct operating cost in such situations. However, the personal use of the company owned aircraft is imputed income to the named executive officer and is calculated on Standard Industry Fare Level rates published periodically by the Internal Revenue Service.
(i)	For Mr. Harvey, $12,000 of his perquisite allowance was for automobile allowance.
(ii)	No other named executive officer had a single perquisite item in excess of $10,000.
(b)	Matching contributions to 401(k) Savings Plan and the Alliant Energy Deferred Compensation Plan, employer contributions based on age and service to the 401(k) Savings Plan accounts and employer defined contributions to the Excess Retirement Plan.
(c)	All life insurance premiums.
(d)	Tax reimbursements for split and reverse dollar life insurance and, in the case of Mr. Harvey only, financial planning and legal services.
(e)	Dividends earned in 2008 on unvested restricted stock.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding all incentive plan awards that we granted to our named executive officers in 2008.

Name				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)
	Grant Date		Committee Approval Date	Threshold ($) 20%	Target ($) 100%	Maximum ($) 200%	Threshold (#) 50%	Target (#) 100%	Maximum (#) 200%	Grant Date Fair Value of Stock Awards(5)
William D. Harvey	1/2/2008	(2)	12/12/2007				13,044	26,087	52,174	$1,056,263
	1/2/2008	(3)	12/12/2007					26,087		$1,056,263
			12/12/2007	$160,550	$802,750	$1,605,500
Eliot G. Protsch	1/2/2008	(2)	12/12/2007				4,585	9,169	18,338	$371,253
	1/2/2008	(3)	12/12/2007					9,169		$371,253
			12/12/2007	$69,300	$346,500	$693,000
Barbara J. Swan	1/2/2008	(2)	12/12/2007				2,894	5,788	11,576	$234,356
	1/2/2008	(3)	12/12/2007					5,788		$234,356
			12/12/2007	$41,250	$206,250	$412,500
Thomas L. Aller	1/2/2008	(2)	12/12/2007				1,156	2,312	4,624	$93,613
	1/2/2008	(3)	12/12/2007					2,312		$93,613
			12/12/2007	$24,075	$120,375	$240,750
Dundeana K. Doyle	1/2/2008	(2)	12/12/2007				1,102	2,204	4,408	$89,240
	1/2/2008	(3)	12/12/2007					2,204		$89,240
			12/12/2007	$20,400	$102,000	$204,000

(1)

The amounts shown represent the threshold, target and maximum awards that could have been earned by each of our named executive officers under our MICP for 2008 as described more fully under “Compensation Discussion and Analysis – Compensation Elements and Design – Short-Term Incentives.” The threshold payment level under the MICP was 20% of the target amount. The maximum payment level under the MICP was 200% of the target amount. No payments were earned for 2008 under the MICP as shown in the “Non-Equity Compensation Plan” column of the Summary Compensation Table above.

(2)

The amounts shown represent the threshold, target and maximum amounts of performance shares that were awarded in 2008 to the named executive officers under our 2002 Equity Incentive Plan as described more fully under “Compensation Discussion and Analysis – Compensation Elements and Design – Long-Term Incentives.” The threshold amount is 50% of the target amount. The maximum amount is 200% of the target amount.

(3)

Represents the number of shares of performance contingent restricted stock that were awarded in 2008 to the named executive officers under the 2002 Equity Incentive Plan as described more fully under “Compensation Discussion and Analysis – Compensation Elements and Design – Long-Term Incentives.”

(4)	Performance contingent restricted stock awards granted in 2008 accumulate dividends on the same basis as shares of our common stock.

(5)	The grant date fair value of each equity award was computed in accordance with FAS 123(R).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information on outstanding stock option awards and unvested stock awards held by our named executive officers on Dec. 31, 2008.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)(3)
William D. Harvey	21,798		$31.54	1/2/2011
	11,258		$25.93	2/9/2014
					31,554	$920,746			(4a)
							31,931	$931,747	(5)
							24,677	$720,075	(6)
							22,981	$670,586	(7)
							27,167	$792,733	(8)
							26,087	$761,219	(9)
Eliot G. Protsch					15,777	$460,373			(4b)
							11,300	$329,734	(5)
							9,106	$265,713	(6)
							8,480	$247,446	(7)
							9,549	$278,640	(8)
							9,169	$267,551	(9)
							7,344	$214,298	(5)
Barbara J. Swan							6,139	$179,136	(6)
							5,717	$166,822	(7)
							6,028	$175,897	(8)
							5,788	$168,894	(9)
Thomas L. Aller	13,255		$29.88	6/1/2009
	14,307		$28.59	1/19/2010
	12,229		$31.54	1/2/2011
	17,438		$27.79	5/16/2012
	17,438		$16.82	1/21/2013
	18,767		$24.90	1/2/2014
	2,887		$25.93	2/9/2014
							3,104	$90,575	(5)
							2,189	$63,875	(6)
							2,039	$59,498	(7)
							2,408	$70,265	(8)
							2,312	$67,464	(9)
							2,394	$69,857	(5)
Dundeana K. Doyle							1,672	$48,789	(6)
							1,557	$45,433	(7)
							2,295	$66,968	(8)
							2,204	$64,313	(9)

(1)	The exercise price for all stock option grants is the fair market value of our common stock on the date of grant.

(2)	The value of unvested shares is calculated by using the closing price of our common stock of $29.18 on Dec. 31, 2008.

(3)

This column reports dollar amounts that would be received for the equity awards based upon the executive’s achievement at the target performance level, plus dividends accumulated on the performance contingent restricted stock.

(4a)	Time-based restricted stock granted on July 11, 2005. The shares vest 50% and 50% per year in the 4th and 5th years, respectively.

(4b)	Time-based restricted stock granted on July 11, 2005. The shares vest 37.5% and 62.5% per year in the 4th and 5th years, respectively.

(5)	Performance shares granted on Jan. 3, 2006. Vesting occurs if the performance criterion is met in 3 years.

(6)	Performance contingent restricted stock granted on Jan. 3, 2007. Vesting occurs if the performance criterion is met in 3 or 4 years.

(7)	Performance shares granted on Jan. 3, 2007. Vesting occurs if the performance criterion is met in 3 years.

(8)	Performance contingent restricted stock granted on Jan. 2, 2008. Vesting occurs if the performance criterion is met in 2, 3 or 4 years.

(9)	Performance shares granted on Jan. 2, 2008. Vesting occurs if the performance criterion is met in 3 years.

OPTION EXERCISES AND STOCK VESTED

The following table shows a summary of the stock options exercised by our named executive officers in 2008 and stock awards vested for the named executive officers during 2008.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Long-Term Incentive Plan	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)(3)
William D. Harvey	0	$0	Time-Based Restricted stock	7,720	$262,634
			Performance Shares	51,888	$1,541,852
Eliot G. Protsch	0	$0	Time-Based Restricted stock	3,860	$131,317
			Performance Shares	18,363	$545,657
Barbara J. Swan	0	$0	Performance Shares	11,934	$354,619
Thomas L. Aller	0	$0	Performance Shares	5,044	$149,882
Dundeana K. Doyle	0	$0	Performance Shares	3,890	$115,591

(1)	Reflects the amount calculated by multiplying the number of options exercised by the difference between the market price of our common stock on the exercise date and the exercise price of options.

(2)

Reflects an amount calculated (i) by multiplying the number of shares of time-based restricted stock which vested for Messrs. Harvey and Protsch on July 11, 2008 with a market price of our common stock of $34.02; and (ii) by multiplying the vested number of the 2006 performance shares by the market price of our common stock on Jan. 2, 2009 of $29.34, plus dividend equivalents on such shares.

(3)

Executive officers receiving a payout of their performance shares awarded in 2006 for the performance period ending Dec. 31, 2008 could elect to receive their award in cash, in shares of common stock, or partially in cash and partially in common stock. Messrs. Harvey and Protsch elected to receive 50% of their awards in common stock and 50% of their awards in cash. All other named executive officers elected to receive their awards 100% in cash.

PENSION BENEFITS

The table below sets forth the number of years of credited service, the present value of accumulated benefits and payments during 2008 for each of our named executive officers under the Alliant Energy Cash Balance Pension Plan, the Excess Retirement Plan and the Supplemental Executive Retirement Plan which are each described below. The disclosed amounts are estimates only and do not necessarily reflect the actual amounts that will be paid to our named executive officers, which will only be known at the time that they become eligible for payment.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During 2008 ($)
William D. Harvey	Cash Balance Plan	21.0	$633,000	$0
	Excess Retirement Plan	21.4	$1,799,000	$0
	SERP	21.4	$7,443,000	$0
		Total	$9,875,000	$0
Eliot G. Protsch	Cash Balance Plan	28.8	$658,000	$0
	Excess Retirement Plan	29.2	$857,000	$0
	SERP	29.2	$3,923,000	$0
		Total	$5,438,000	$0
Barbara J. Swan	Cash Balance Plan	19.6	$523,000	$0
	Excess Retirement Plan	20.0	$360,000	$0
	SERP	20.0	$2,853,000	$0
		Total	$3,736,000	$0
Thomas L. Aller	Cash Balance Plan	15.2	$143,000	$0
	Excess Retirement Plan	15.6	$28,000	$0
	SERP	15.6	$1,408,000	$0
		Total	$1,579,000	$0
Dundeana K. Doyle	Cash Balance Plan	23.6	$336,000	$0
	Excess Retirement Plan	24.0	$28,000	$0
	SERP	24.0	$457,000	$0
		Total	$821,000	$0

(1)

FAS 158 required us to change our measurement date for the plans included in this table from Sept. 30 to Dec. 31 effective for the 2008 fiscal year. The following assumptions, among others, were used: that the participant retires at age 62; that the benefit calculation date is Dec. 31, 2008, consistent with our accounting measurement date for financial statement reporting purposes; that the discount rate is 6.15% (compared to 6.20% as of Sept. 30, 2007); that the post-retirement mortality assumption is based on the RP-2000 table with white collar adjustment and a 10-year projection; that the form of payment is 80% lump sum and 20% annuity; and, for participants who are not yet eligible to retire with a SERP benefit, that the SERP accrues ratably over the participant’s career until such eligibility date. For purposes of the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table, the actuarial values of the accumulated plan benefits were calculated using an annualized approach whereby the actual change in pension present values from Sept. 30, 2007 to Dec. 31, 2008 was pro-rated by 12/15ths.

Alliant Energy Cash Balance Pension Plan — Our salaried employees, including our named executive officers, are eligible to participate in the Alliant Energy Cash Balance Pension Plan, or Pension Plan, that we maintain. The Pension Plan bases a participant’s defined benefit pension on the value of a hypothetical account balance. For individuals participating in the Pension Plan as of Aug. 1, 1998, a starting account balance was created equal to the present value of the benefit accrued as of Dec. 31, 1997, under the applicable prior benefit formula. In addition, such individuals received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and pay. For 1998 through Aug. 2, 2008, a participant received annual credits to the account equal to 5% of base pay (including certain incentive payments, pre-tax deferrals and other items). For 1998 and thereafter, a participant also receives an interest credit on all prior accruals equal to 4%, plus a potential share of the gain on the investment return on Pension Plan assets for the year.

The life annuity payable under the Pension Plan is determined by converting the hypothetical account balance credits into annuity form. Individuals who were participants in the Pension Plan on Aug. 1, 1998, are in no event to receive any less than what would have been provided under the prior formula that was applicable to them, had it continued until Aug. 2, 2008.

All of our named executive officers participate in the Pension Plan and are “grandfathered” under the applicable prior plan benefit formula. Because their estimated benefits under the applicable prior plan benefit formula are expected to be higher than under the Pension Plan formula, utilizing current assumptions, the benefits for all of our named executive officers, with the exception of Mr. Aller, would currently be determined under the applicable prior plan benefit formula. To the extent benefits under the Pension Plan are limited by tax law, any excess will be paid under the Excess Retirement Plan described below. Pension Plan accruals ceased as of Aug. 2, 2008. This “freeze” applies to both the 5% of base pay annual credits to the hypothetical account balance and to the grandfathered prior plan formulas. Thereafter, active participants receive enhanced benefits under our 401(k) Savings Plan.

WPL Plan A Prior Formula. One of the applicable prior plan formulas provided retirement income based on years of credited service and final average compensation for the 36 highest consecutive months, with a reduction for Social Security offset. Our named executive officers covered by this formula are Messrs. Harvey and Protsch and Ms. Swan.

For purposes of the Pension Plan, compensation means payment for services rendered, including vacation and sick pay, and is substantially equivalent to the salary amounts reported in the Summary Compensation Table. Pension Plan benefits depend upon length of Pension Plan service (up to a maximum of 30 years), age at retirement and amount of compensation (determined in accordance with the Pension Plan) and are reduced by up to 50% of Social Security benefits. The general formula is (i) 55% of final average compensation less 50% of Social Security benefits, the difference multiplied by (ii) a fraction not greater than 1, the numerator of which is the number of years of credit and the denominator of which is 30. This formula provides the basic benefit payable for the life of the participant. If the participant receives an alternative form of payment, then the monthly benefit would be reduced accordingly.

Messrs. Harvey and Protsch and Ms. Swan are eligible for early retirement because they are over age 55. For each year they would choose to retire and commence benefits prior to age 62, their benefits would be reduced by 5% per year. If benefits commence at or after age 62, there would be no reduction for early commencement prior to the normal retirement age of 65.

IES Industries Pension Plan Prior Formula. Another applicable prior plan formula applies to Ms. Doyle. This formula provides retirement income based on years of service, final average compensation, and Social Security covered compensation. Technically, this formula also applies to Mr. Aller, but his prior plan formula benefit is frozen in the annual amount of $7,607 payable at age 65; therefore, the regular Pension Plan formula is expected to apply to him.

The benefit formula for Ms. Doyle for service until the Aug. 2, 2008 freeze date is generally the benefit she had accrued under an old formula in existence prior to 1988 plus (i) 1.05% of average monthly compensation for years of service not in excess of 35, plus (ii) 0.50% of average monthly compensation in excess of Social Security covered compensation for years of service not in excess of 35, plus (iii) 1.38% of average monthly compensation for years of service in excess of 35. Compensation generally is the salary amount reported in the Summary Compensation Table, with the final average compensation being calculated based on the three highest calendar years of such pay. The formula provides the basic benefit payable for the life of the participant. If the participant receives an alternative form of payment, then the monthly benefit would be reduced accordingly.

Excess Retirement Plan — We maintain an unfunded Excess Retirement Plan that provides funds for payment of retirement benefits above the limitations on payments from qualified pension plans in those cases where an employee’s retirement benefits exceed the qualified plan limits. The Excess Retirement Plan provides an amount equal to the difference between the actual pension benefit payable under the Pension Plan and our actual contributions based on age and service to the 401(k) Savings Plan and what such benefits and contributions would be if calculated without regard to any limitation imposed by the Code on pension benefits or covered compensation.

Supplemental Executive Retirement Plan — We maintain an unfunded Supplemental Executive Retirement Plan, or SERP, to provide incentive for key executives to remain in our service by providing additional compensation that is payable only if the executive remains with us until retirement, disability or death. While the SERP provides different levels of benefits depending on the executive covered, this summary reflects the terms applicable to all of our named executive officers. Participants in the SERP must be approved by the Compensation and Personnel Committee.

For Messrs. Harvey and Protsch and Ms. Swan, the SERP provides for payments of 60% of the participant’s average annual earnings (base salary and bonus) for the highest paid three consecutive years out of the last 10 years of the participant’s employment reduced by the sum of benefits payable to the officer from the officer’s defined benefit plan, the company contributions based on age and service to the 401(k) Savings Plan, and the Excess Retirement Plan. The normal retirement date under the SERP is age 62 with at least 10 years of service and early retirement is at age 55 with at least 10 years of service. Messrs. Harvey and Protsch and Ms. Swan are currently eligible to elect early retirement under such provisions. If a participant retires prior to age 62, the 60% payment under the SERP is reduced by 3% per year for each year the participant’s retirement date precedes his/her normal retirement date. The actuarial reduction factor will be waived for participants who have attained age 55 and have a minimum of 10 years of service in a senior executive position with us on or after April 21, 1998. Payment of benefits under the SERP commences six months after the participant’s retirement. At the timely election of the participant, benefits under the SERP will be made in a lump sum, in installments over a period of five years, or for the lifetime of the participant.

For Mr. Aller, the SERP provides for payments of 50% of the participant’s average annual earnings (base salary and bonus) for the highest paid three consecutive years out of the last 10 years of the participant’s employment reduced by the sum of benefits payable to the officer from the officer’s defined benefit plan, the company contributions based on age and service to the 401(k) Savings Plan, and the unfunded Excess Retirement Plan. The normal retirement date under the SERP is age 62 with at least 10 years of service and early retirement is at age 55 with at least 10 years of service and five or more years of continuous SERP employment, which age and service requirements Mr. Aller has already satisfied. If a participant retires prior to age 62, the 50% payment under the SERP is reduced by approximately 5% per year for each year the participant’s retirement date precedes his/her normal retirement date. Payment of benefits under the SERP commences six months after the participant’s retirement. At the timely election of the participant, benefits under the SERP will be made in a lump sum, in annual installments over a period of five years, or in monthly installments for 18 years. Participants made their elections in December 2008.

For Ms. Doyle, the SERP provides for payments of 60% of the participant’s average annual earnings (base salary and bonus) for the highest paid three consecutive years out of the last 10 years of the participant’s employment reduced by the sum of benefits payable to the officer from the officer’s defined benefit plan, the company contributions based on age and service to the 401(k) Savings Plan, and the Excess Retirement Plan. The normal retirement date under the SERP is age 62 with at least 10 years of service and early retirement is at age 55 with at least 10 years of service. If a participant retires prior to age 62, the 60% payment under the SERP is reduced by 3% per year for each year the participant’s retirement date precedes his/her normal retirement date. Payment of benefits under the SERP commences six months after the participant’s retirement. At the timely election of the participant, benefits under the SERP will be made in a lump sum, in installments over a period of five years, or in monthly installments for 18 years.

Participants may change their form of payment once, provided that the new election is made at least 12 months prior to their retirement. If such an election is made, benefits under the SERP will not be paid for five years after they otherwise would have been.

For Messrs. Harvey and Protsch and Ms. Swan, if the lifetime benefit is selected, and for Mr. Aller and Ms. Doyle, if the monthly benefit is selected, and in either case the participant dies prior to receiving 12 years of payments, payments continue to any surviving spouse or dependent children, payable for the remainder of the 12 year period. If the participant dies while still employed by us, the designated beneficiary shall receive a lump sum equal to the discounted value of retirement benefits for 12 years. For Messrs. Harvey and Protsch and Mses. Swan and Doyle, a post-retirement death benefit of one times the participant’s final average earnings at the time of retirement will be paid to the designated beneficiary.

NONQUALIFIED DEFERRED COMPENSATION

The table below sets forth certain information as of Dec. 31, 2008 for each of our named executive officers with respect to the Alliant Energy Deferred Compensation Plan, which is described below.

Name	Executive Contributions in 2008 ($)(1)	Registrant Contributions in 2008 ($)(2)	Aggregate Earnings in 2008 ($)(3)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of December 31, 2008 ($)
William D.Harvey	$837,865	$0	$(181,192)		$0	$3,792,344
Eliot G. Protsch	$298,159	$5,077	$(179,641)		$0	$3,157,723
Barbara J. Swan	$98,596	$4,229	$(290,938)		$70,186	$864,110
Thomas L. Aller	$0	$0	$(92,056)		$0	$269,968
Dundeana K. Doyle	$0	$0	$(62,772	)(4)	$0	$371,731

(1)	The amounts reported are also reported under the “Salary” or “Non-Equity Incentive Plan Compensation” headings in the Summary Compensation Table for 2008 or prior years.

(2)	The amounts reported in this column are also reported under the “All Other Compensation” heading in the Summary Compensation Table.

(3)

The following portions of the amounts reported in this column, which represent above-market interest on deferred compensation, were reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” heading in the Summary Compensation Table for 2008 or prior years: Mr. Harvey – $37,938, Mr. Protsch – $37,578, Ms. Swan – $3,478, Mr. Aller – $1,628 and Ms. Doyle – $11,349.

(4)

Of this amount, $5,791, which represents above-market interest on deferred compensation, is reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” heading in the Summary Compensation Table for 2008.

We maintain the Alliant Energy Deferred Compensation Plan, or AEDCP, under which participants, including our named executive officers, may defer up to 100% of base salary and annual incentive compensation. Participants who have made the maximum allowed contribution to our 401(k) Savings Plan may receive an additional credit to the AEDCP. The credit made in January 2009 was equal to 50% of (a), minus (b), where:

(a) equals the lesser of (i) 8% of base salary for the Plan Year (except that for the credit to be made in early 2009 based on 2008 compensation, such amount shall be the sum of 6% of base salary for the period Jan. 1 through July 31, 2008 plus 8% of base salary for Aug. 1 through Dec. 31, 2008), or (ii) the sum of the amounts (if any) contributed by the participant to the 401(k) Savings Plan during the applicable year that were eligible for matching contributions under the 401(k) Savings Plan, plus the amounts deferred by the participant during the applicable year under the AEDCP; and

(b) equals the amount of any matching contributions under the 401(k) Savings Plan on behalf of the participant for the applicable year.

The participant may elect to have his or her deferrals credited to an Interest Account, Equity Account or a Company Stock Account. Deferrals and matching contributions to the Interest Account receive an annual return based on the 10-year Treasury Bond Rate plus 1.50% as established by the Federal Reserve. Deferrals and matching contributions credited to the Equity Account are treated as invested in an S&P 500 index fund. Deferrals and matching contributions credited to the Company Stock Account are treated as though invested in our common stock and are credited with dividend equivalents, which are treated as if reinvested. The shares of common stock identified as obligations under the AEDCP are held in a rabbi trust. Payments from the AEDCP due to death or retirement may be made in a lump sum or in annual installments for up to 10 years at the election of the participant. Payments from the AEDCP for any reason other than death or retirement are made in a lump sum. Participants are selected by our chief executive officer. Messrs. Harvey, Protsch and Aller, and Mses. Swan and Doyle are participants in the AEDCP.

We maintain a frozen legacy deferred compensation plan, the IES Deferred Compensation Plan, in which Ms. Doyle maintains a frozen account. An interest credit is provided for the balance in the account at a rate of 11% for the balance in the account prior to July 1, 1993 and 9% on the remainder of the account. This plan was frozen on April 21, 1998 and no amounts have been deferred to the account since then.

POTENTIAL PAYMENTS UPON TERMINATION

OR CHANGE IN CONTROL

The following tables describe potential payments and benefits under our compensation and benefit plans and arrangements to which our named executive officers would be entitled upon termination of employment or change in control of our company. The estimated amount of compensation payable to each of our named executive officers in each situation is listed in the tables below assuming that the termination and/or change in control of our company occurred at Dec. 31, 2008 and that our common stock is valued at $29.18, which was the closing market price for our common stock on Dec. 31, 2008. The actual amount of payments and benefits can only be determined at the time of such a termination or change in control and therefore the actual amounts will vary from the estimated amounts in the tables below. Descriptions of the circumstances that would trigger payments or benefits to our named executive officers, how such payments and benefits are determined under the circumstances, material conditions and obligations applicable to the receipt of payments or benefits and other material factors regarding such agreements and plans, as well as other material assumptions that we have made in calculating the estimated compensation, follow these tables.

William D. Harvey	Death	Disability	Involuntary Termination Without Cause	Retirement	Change In Control and Termination without Cause or for Good Reason	Change In Control without Termination
Triggered Payouts
Cash Termination Payment	$—	$—	$845,000	$—	$4,943,250	$—
Life, Medical, Dental Insurance Continuation	$—	$—	$5,034	$—	$237,071	$—
Lump Sum SERP	$—	$—	$—	$—	$—	$—
Unvested Stock Options	$—	$—	$—	$—	$—	$—
Unvested Restricted Stock	$920,746	$920,746	$920,746	$920,746	$920,746	$920,746
Unearned Performance Contingent Restricted Stock	$558,243	$558,243	$558,243	$558,243	$558,243	$558,243
Unearned Performance Shares	$700,797	$700,797	$700,797	$700,797	$700,797	$700,797
Outplacement Services	$—	$—	$10,000	$—	$84,500	$—
Tax Preparation Assistance	$—	$—	$—	$—	$15,000	$—
Legal and Accounting Advisor Services	$—	$—	$—	$—	$10,000	$—
Excise Tax Gross Up	n/a	n/a	n/a	n/a	$2,688,942	$—
Life Insurance Proceeds	$2,227,797	$—	$—	$—	$—	$—
Total Pre-tax Benefit	$4,407,583	$2,179,786	$3,039,820	$2,179,786	$10,158,549	$2,179,786

Eliot G. Protsch	Death	Disability	Involuntary Termination Without Cause	Retirement	Change In Control and Termination without Cause or for Good Reason	Change In Control without Termination
Triggered Payouts
Cash Termination Payment	$—	$—	$495,000	$—	$2,524,500	$—
Life, Medical, Dental Insurance Continuation	$—	$—	$7,742	$—	$141,438	$—
Lump Sum SERP	$—	$—	$—	$—	$—	$—
Unvested Stock Options	$—	$—	$—	$—	$—	$—
Unvested Restricted Stock	$460,373	$460,373	$460,373	$460,373	$460,373	$460,373
Unearned Performance Contingent Restricted Stock	$202,509	$202,509	$202,509	$202,509	$202,509	$202,509
Unearned Performance Shares	$254,148	$254,148	$254,148	$254,148	$254,148	$254,148
Outplacement Services	$—	$—	$10,000	$—	$49,500	$—
Tax Preparation Assistance	$—	$—	$—	$—	$15,000	$—
Legal and Accounting Advisor Services	$—	$—	$—	$—	$10,000	$—
Excise Tax Gross Up	n/a	n/a	n/a	n/a	$—	$—
Life Insurance Proceeds	$1,619,461	$—	$—	$—	$—	$—
Total Pre-tax Benefit	$2,536,491	$917,030	$1,429,772	$917,030	$3,657,468	$917,030

Barbara J. Swan	Death	Disability	Involuntary Termination Without Cause	Retirement	Change In Control and Termination without Cause or for Good Reason	Change In Control without Termination
Triggered Payouts
Cash Termination Payment	$—	$—	$375,000	$—	$1,743,750	$—
Life, Medical, Dental Insurance Continuation	$—	$—	$5,034	$—	$75,908	$—
Lump Sum SERP	$—	$—	$—	$—	$—	$—
Unvested Stock Options	$—	$—	$—	$—	$—	$—
Unvested Restricted Stock	$—	$—	$—	$—	$—	$—
Unearned Performance Contingent Restricted Stock	$133,557	$133,557	$133,557	$133,557	$133,557	$133,557
Unearned Performance Shares	$167,513	$167,513	$167,513	$167,513	$167,513	$167,513
Outplacement Services	$—	$—	$10,000	$—	$37,500	$—
Tax Preparation Assistance	$—	$—	$—	$—	$15,000	$—
Legal and Accounting Advisor Services	$—	$—	$—	$—	$10,000	$—
Excise Tax Gross Up	n/a	n/a	n/a	n/a	$—	$—
Life Insurance Proceeds	$370,923	$—	$—	$—	$—	$—
Total Pre-tax Benefit	$671,993	$301,070	$691,104	$301,070	$2,183,228	$301,070

Thomas L. Aller	Death	Disability	Involuntary Termination Without Cause	Retirement	Change In Control and Termination without Cause or for Good Reason	Change In Control without Termination
Triggered Payouts
Cash Termination Payment	$—	$—	$267,500	$—	$775,750	$—
Life, Medical, Dental Insurance Continuation	$—	$—	$5,034	$—	$23,758	$—
Lump Sum SERP	$—	$—	$—	$—	$—	$—
Unvested Stock Options	$—	$—	$—	$—	$—	$—
Unvested Restricted Stock	$—	$—	$—	$—	$—	$—
Unearned Performance Contingent Restricted Stock	$49,518	$49,518	$49,518	$49,518	$49,518	$49,518
Unearned Performance Shares	$62,153	$62,153	$62,153	$62,153	$62,153	$62,153
Outplacement Services	$—	$—	$10,000	$—	$26,750	$—
Tax Preparation Assistance	$—	$—	$—	$—	$—	$—
Legal and Accounting Advisor Services	$—	$—	$—	$—	$10,000	$—
Excise Tax Cut Back	n/a	n/a	n/a	n/a	$—	n/a
Life Insurance Proceeds	$—	$—	$—	$—	$—	$—
Total Pre-tax Benefit	$111,671	$111,671	$394,205	$111,671	$947,929	$111,671

Dundeana K. Doyle	Death	Disability	Involuntary Termination Without Cause	Retirement	Change In Control and Termination without Cause or for Good Reason	Change In Control without Termination
Triggered Payouts
Cash Termination Payment	$—	$—	$255,000	$—	$714,000	$—
Life, Medical, Dental Insurance Continuation	$—	$—	$—	$—	$20,628	$—
Lump Sum SERP	$—	$—	$—	$—	$1,111,000	$—
Unvested Stock Options	$—	$—	$—	$—	$—	$—
Unvested Restricted Stock	$—	$—	$—	$—	$—	$—
Unearned Performance Contingent Restricted Stock	$41,144	$41,144	$41,144	$41,144	$41,144	$41,144
Unearned Performance Shares	$51,726	$51,726	$51,726	$51,726	$51,726	$51,726
Outplacement Services	$—	$—	$10,000	$—	$25,500	$—
Tax Preparation Assistance	$—	$—	$—	$—	$—	$—
Legal and Accounting Advisor Services	$—	$—	$—	$—	$10,000	$—
Excise Tax Cut Back	n/a	n/a	n/a	n/a	$(52,028)	n/a
Life Insurance Proceeds	$299,308	$—	$—	$—	$—	$—
Total Pre-tax Benefit	$392,178	$92,870	$357,870	$92,870	$1,921,970	$92,870

Change in Control Agreements

We currently have in effect Key Executive Employment and Severance Agreements, or KEESAs, with our executive officers, including our named executive officers, and certain of our key employees. The KEESAs provide that each executive officer who is a party thereto is entitled to benefits if, within a period of up to three years (in the case of Mr. Harvey, Mr. Protsch and Ms. Swan) or two years (in the case of Mr. Aller or Ms. Doyle) after a change in control of our company (as defined below), the officer’s employment is ended through (a) termination by us, other than by reason of death or disability or for cause (as defined below) or (b) termination by the officer for good reason (as defined below).

The KEESAs provide the following benefits, each of which are reflected in the tables above assuming the maximum potential amounts payable pursuant to the terms of the KEESAs:

•	reimbursement for up to 10% of the officer’s annual base salary for outplacement services;

•	continuation of life, hospital, medical and dental insurance coverage for up to three years (in the case of Mr. Harvey, Mr. Protsch and Ms. Swan) or two years (in the case of Mr. Aller or Ms. Doyle);

•

full vesting of the officer’s accrued benefit under any supplemental executive retirement plan, or SERP, and in any defined contribution retirement plan and deemed satisfaction of any minimum years of service requirement under the SERP (the amounts shown in the tables above assume a lump sum form of payment under the SERP using the 2008 lump sum interest rate of 4.63% and a single life annuity or lump sum payment under our qualified Cash Balance Pension Plan and nonqualified Unfunded Excess Plan), provided that the SERP benefit will not be received until the executive officer reaches age 55;

•	full vesting of any time-based restricted stock and stock options;

•	payment at target of all performance plan awards pursuant to any long-term incentive plan on a pro rata basis unless the award cycle has been in effect less than six months;

•	in the case of Mr. Harvey, Mr. Protsch and Ms. Swan, reimbursement for up to $15,000 in tax preparation assistance fees;

•

a cash termination payment of up to three times (in the case of Mr. Harvey, Mr. Protsch and Ms. Swan) or two times (in the case of Mr. Aller and Ms. Doyle) the sum of the officer’s annual base salary and the greater of the officer’s target bonus for the year in which the termination date occurs or the officer’s bonus in the year prior to the change in control which is immediately payable up to $460,000 (the limit provided in Section 409A of the Internal Revenue Code), with any amounts over $460,000 payable in six months after the termination date; and

•	reimbursement for up to $10,000 in legal or accounting advisor fees.

In addition, the KEESAs for Mr. Harvey, Mr. Protsch and Ms. Swan provide that if the aggregate payments under the KEESA or otherwise are an “excess parachute payment” for purposes of the Internal Revenue Code, then we will pay the officer the amount necessary to offset the 20% excise tax imposed by the Internal Revenue Code and any additional taxes on this payment. In determining the amount of the excise tax gross-up included in the tables above, we made the following material assumptions: a Section 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate, a 6.75% state income tax rate for Mr. Harvey and Ms. Swan and a 8.98% state income tax rate for Mr. Protsch; the calculation also assumes that we would pay 18 months of COBRA coverage, the performance period for outstanding performance contingent restricted stock would be two years and that we can prove that the awards of performance contingent restricted stock and performance shares in 2008 were not made in connection with or contemplation of a change of control of our company. Furthermore, it was assumed that no value will be attributed to reasonable compensation under any non-competition agreement. At the time of any change in control, a value may be so attributed, which would result in a reduction of amounts subject to the excise tax. The KEESAs for Mr. Aller and Ms. Doyle provide that if the aggregate payments under the KEESA or otherwise are an “excess parachute payment,” then the payments will be reduced so that the officer will be entitled to receive $1 less than the maximum amount which the officer could receive without becoming subject to the 20% excise tax or which we may pay without loss of deduction under the Internal Revenue Code. For Mr. Aller and Ms. Doyle, the potential payment and benefit amounts shown in the tables above reflect this cutback provision from their KEESAs.

In consideration of the KEESA benefits, the executive officer agrees not to compete with us for a period of one year after the executive officer leaves us and to keep in confidence any proprietary information or confidential information for a period of five years after the executive officer leaves us. Both of these conditions can be waived in writing by our Board of Directors.

Under the KEESAs, a “change in control” is deemed to have occurred if:

•	any person is or becomes the beneficial owner of securities representing 20% or more of our outstanding shares of common stock or combined voting power;

•	there is a change in the composition of our Board of Directors that is not approved by at least two-thirds of the existing directors;

•

our shareowners approve a merger, consolidation or share exchange with any other corporation (or the issuance of voting securities in connection with a merger, consolidation or share exchange) in which our shareowners control less than 50% of combined voting power after the merger, consolidation or share exchange;

•	our shareowners approve of a plan of complete liquidation or dissolution or an agreement for the sale or disposition by us of all or substantially all of our assets.

Under the KEESAs, the term “cause” means:

•	engaging in intentional conduct that causes us demonstrable and serious financial injury;

•	conviction of a felony that substantially impairs the officer’s ability to perform duties or responsibilities; or

•	continuing willful and unreasonable refusal by an officer to perform duties or responsibilities.

Under the KEESAs, the term “good reason” means:

•	a material breach of the agreement by us;

•	a material diminution in the officer’s base compensation;

•	a material diminution in the officer’s authority, duties, or responsibilities, including a material diminution in the budget over which he or she retains authority; or

•

a material diminution in the authority, duties, or responsibilities of the supervisor to whom the officer is required to report, including a requirement that he or she report to a corporate officer or employee instead of reporting directly to the board of directors.

Stock Option Agreements

The agreements under which we have awarded stock options to our executive officers provide that:

•	if the officer’s employment is terminated by reason of death or disability, then the options will immediately vest and remain exercisable for twelve months after such termination;

•

if the officer’s employment is terminated by reason of retirement after satisfying the minimum requirements for early retirement under the Alliant Energy Cash Balance Pension Plan, then the options will immediately vest and may be exercised for three years after such termination; and

•

upon a change in control of our company, which is defined in the same manner as under the KEESAs except that the trigger for a merger consolidation or share exchange will only be triggered upon consummation of such a transaction, the options will immediately vest and become exercisable.

The tables above include the amounts by which the closing price of our common stock on Dec. 31, 2008 exceeds the exercise price for unvested options held by our named executive officers.

Restricted Stock Agreements

The agreements under which we have awarded restricted stock to our executive officers provide that the forfeiture restrictions on such restricted stock will immediately lapse upon:

•	a change in control of our company, which is defined in the same manner as under the KEESAs;

•	the termination of the officer’s employment by reason of death or disability; and

•	the termination of the officer’s employment without cause, which is defined in the same manner as under the KEESAs.

The tables above include the amounts attributable to unvested restricted stock held by our named executive officers valued at the closing price of our common stock on Dec. 31, 2008.

Performance Contingent Restricted Stock Agreements and Performance Share Agreements

The agreements under which we have awarded performance contingent restricted stock and performance shares to our executive officers provide that:

•

if the performance contingency under the award is satisfied and if the officer’s employment is terminated by reason of death, disability, involuntary termination without cause (which means the admission by or conviction of the officer of an act of fraud, embezzlement, theft, or other criminal act constituting a felony involving moral turpitude) or retirement (which means after the officer has reached age 55 with 10 years of service), then the officer will be entitled to a prorated number of shares based on the ratio of the number of months the officer was employed during the performance period to the total number of months in the performance period; and

•

if a change in control of our company, which is defined in the same manner as under the KEESAs except that the trigger for a merger consolidation or share exchange will only be triggered upon consummation of such a transaction, at least 180 days after the date of the award, then the officer will be entitled to a prorated number of shares based on the ratio of the number of months the officer was employed during the performance period up to the change in control to 36 (unless the performance period was already into its fourth year, in which case the denominator would be 48).

The tables above include the amounts attributable to the pro rata shares that would be received by our named executive officers valued at the closing price of our common stock on Dec. 31, 2008 assuming, in the case of a termination by reason of death, disability, involuntary termination without cause or retirement, that the applicable performance contingency was satisfied.

Executive Severance Plan

We also maintain a general executive severance plan for our executive officers and general managers that applies when the officer’s or manager’s position is eliminated or significantly altered by us. The plan provides for a minimum level of severance equal to one times base salary, except that any amount over the Code Section 409A limit (currently about $460,000) will be delayed for six months, payment of pro-rated incentive compensation as within the discretion of the chief executive officer, up to 18 months of COBRA coverage, six months of which are paid by us, outplacement services and/or tuition reimbursement of up to $10,000, and access to our employee assistance program. Eligibility for benefits under this plan is conditioned upon the executive executing a severance agreement and release form. All executive officer severance packages are approved by the Compensation and Personnel Committee.

Life Insurance Proceeds

The amounts shown in the tables above reflect proceeds to be paid to the executive officer’s beneficiaries pursuant to life insurance policies we offer that are not otherwise available to all employees (i.e., split dollar and/or reverse split dollar policies, as applicable).

Pension Plans

The tables above do not include any amounts for the Alliant Energy Cash Balance Pension Plan or the unfunded Excess Retirement Plan because those plans are not impacted by the nature of the termination of employment nor whether or not there has been a change in control of our company. The tables above also do not include any amounts for the Supplemental Executive Retirement Plan other than in the event of a termination after a change in control because that plan is not impacted by the nature of the termination of employment unless there has been a change in control of our company, in which case the benefits under the Supplemental Executive Retirement Plan may be enhanced under the KEESA as described above under “Change in Control Agreements.”

DIRECTOR COMPENSATION

The following table summarizes the compensation paid to, or earned by, our non-employee directors during 2008.

Name(1)	Fees Earned or Paid in Cash ($)(2)	All Other Compensation ($)(3)	Total ($)
Michael L. Bennett	$149,994	$12,462	$162,456
Darryl B. Hazel	$128,490	$0	$128,490
James A. Leach	$125,000	$1,081	$126,081
Singleton B. McAllister	$130,000	$18,750	$148,750
Ann K. Newhall	$128,495	$13,136	$141,631
Dean C. Oestreich	$130,000	$492	$130,492
David A. Perdue	$128,496	$21,892	$150,388
Judith D. Pyle	$125,000	$5,524	$130,524
Carol P. Sanders	$138,492	$0	$138,492

(1)

Directors who also are employees, such as Mr. Harvey, receive no additional compensation for their service on our Board of Directors and are not included in this table. The compensation received by Mr. Harvey as our employee during and for 2008 is shown in the Summary Compensation Table above.

(2)

The amounts shown in this column include the following aggregate dollar amounts deferred and the equivalent number of shares of common stock acquired by each of the following directors in our Alliant Energy Deferred Compensation Plan Stock Account: Mr. Bennett $74,994 or 2,071 shares; Mr. Hazel $128,490 or 3,548 shares; Ms. Newhall $62,960 or 1,739 shares; Mr. Perdue $38,546 or 1,065 shares; and Ms. Sanders $103,867 or 2,868 shares. For Ms. McAllister the following aggregate amounts were used to purchase shares in our Alliant Energy Shareowner Direct Plan: $52,500 or 1,424 shares.

(3)

The amounts in this column reflect the sum of amounts attributable to directors for director life insurance premiums, director charitable award premiums and other miscellaneous compensation attributable to the directors as set forth below:

Name	Charitable Award Premium Paid	All Other Compensation Paid	Total
Michael L. Bennett	$12,462	$0	$12,462
Darryl B. Hazel	$0	$0	$0
James A. Leach	$0	$1,081	$1,081
Singleton B. McAllister	$17,555	$1,195	$18,750
Ann K. Newhall	$12,462	$674	$13,136
Dean C. Oestreich	$0	$492	$492
David A. Perdue	$21,892	$0	$21,892
Judith D. Pyle	$5,437	$87	$5,524
Carol P. Sanders	$0	$0	$0

Retainer Fees — In 2008, all non-employee directors, each of whom served on the Boards of the Company, IPL, WPL and Resources (for Resources until Nov. 25, 2008), received an annual retainer for service on all Boards consisting of $125,000 in cash. Also in 2008, the Chairperson of the Audit Committee received an additional $13,500 cash retainer and the Chairpersons of the Compensation and Personnel, Nominating and Governance, and Environmental, Nuclear, Health, and Safety Committees received an additional $5,000 cash retainer; other members of the Audit Committee received an additional $3,500 cash retainer; and the Lead Independent Director received an additional $20,000 cash retainer.

Meeting Fees — A Special Litigation Committee of our Board was created on December 11, 2008 for which the independent members of our Board set compensation at $2,000 per committee meeting in addition to the payment of all necessary and reasonable expenses. Other than the Special Litigation Committee, directors do not receive any additional compensation for attendance at Board or Committee meetings.

Effective in 2009, our Board of Directors adopted the Compensation and Personnel Committee and Nominating and Governance Committee recommendations to maintain the same retainer fees as paid in 2008. The Board of Directors through its Compensation and Personnel Committee and Nominating and Governance Committee expressed a philosophy to set appropriate levels of compensation for directors that will ensure we attract and retain highly qualified individuals. The Board of Directors determined that they would revisit the issue of an appropriate level of competitive compensation for directors at the Board Meeting in August 2009.

Other — Pursuant to our directors’ expense reimbursement policy, we reimburse all directors for travel and other necessary business expenses incurred in the performance of their responsibilities for us. Committees are provided the opportunity to retain outside independent advisors, as needed. We also extend coverage to directors under our travel accident and directors’ and officers’ indemnity insurance policies.

Receipt of Fees in Stock — For fees paid in 2008, each director was encouraged to voluntarily elect to use not less than 50% of his or her cash retainer to purchase shares of our common stock pursuant to our Shareowner Direct Plan or to defer such amount through the Company Stock Account in the Alliant Energy Deferred Compensation Plan. Our 2002 Equity Incentive Plan was amended in 2006 to provide that, in the discretion of and subject to restrictions imposed by the Compensation and Personnel Committee, a non-employee director may elect to receive, or the Compensation and Personnel Committee may require that a non-employee director will be paid, all or any portion of his or her annual cash retainer payment or other cash fees for serving as a director in the form of shares of common stock under the Plan. For fees paid in 2009, the Compensation and Personnel Committee recommended to the Nominating and Governance Committee that each non-employee director voluntarily elect to receive a portion of his or her cash retainer to purchase shares of our common stock.

Share Ownership Guidelines — Pursuant to our Articles of Incorporation, directors are required to be shareowners. For 2008, upon the recommendation of the Compensation and Personnel and Nominating and Governance Committees, our Board amended the target share ownership level to be the number of shares equal to the value of two times the annual retainer amount received by each of the non-employee directors. The achievement of this ownership level is to be accomplished by each director within five years of joining the Board or as soon thereafter as practicable. Shares held by directors in the Shareowner Direct Plan and the Deferred Compensation Plan are included in the target goal. As of December 31, 2008, all non-management directors with the exception of Ms. Sanders, who joined the Board in November 2005, Mr. Hazel, who joined the Board in 2006, and Mr. Leach, who joined the Board in 2007, had met the 2008 target ownership level. As of February 27, 2009, given market conditions, only Mr. Bennett and Mses. McAllister and Pyle met the 2008 established target ownership levels. We will continue to monitor the status of achievement of the target ownership levels and review them with the Board of Directors.

Alliant Energy Deferred Compensation Plan — In 2008, under our Alliant Energy Deferred Compensation Plan, directors may elect to defer all or part of their retainer fee. Amounts deposited to the Interest Account receive an annual return based on the 10-year Treasury Bond Rate plus 1.50% as established by the Federal Reserve. Amounts deposited to the Equity Account are treated as invested in an S&P 500 index fund. Amounts deposited to a Company Stock Account are treated as though invested in our common stock and will be credited with dividend equivalents, which will be treated as if reinvested. The director may elect that the Deferred Compensation Account be paid in a lump sum or in annual installments for up to 10 years beginning in the year of or one, two or three tax years after retirement or resignation from the Board. Effective Jan. 1, 2008, the Director’s Deferred Compensation Plan was consolidated with the Alliant Energy Deferred Compensation Plan. See: “Nonqualified Deferred Compensation” above.

Directors’ Charitable Award Program — We maintain a Director’s Charitable Award Program applicable to certain members of our Board of Directors beginning after three years of service. The Board has terminated this Program for all directors who joined the Board after Jan. 1, 2005. The participants in this Program currently are Mr. Bennett, Ms. McAllister, Ms. Newhall, Mr. Perdue and Ms. Pyle. The purpose of the Program is to recognize our and our directors’ interest in supporting worthy charitable institutions. Under the Program, when a director dies, we will donate a total of $500,000 to one qualified charitable organization or divide that amount among a maximum of five qualified charitable organizations selected by the individual director. The individual director derives no financial benefit from the Program. We take all deductions for charitable contributions, and we fund the donations through life insurance policies on the directors. Over the life of the Program, all costs of donations and premiums on the life insurance policies, including a return of our cost of funds, will be recovered through life insurance proceeds on the directors. The Program, over its life, will not result in any material cost to us. The cost to us of the Program for the individual directors in 2008 is included in the Director Compensation table above.

Directors’ Life Insurance Program — We maintain a split-dollar Directors’ Life Insurance Program for non-employee directors. In November 2003, the Board of Directors terminated this insurance benefit for any director not already having the required vesting period of three years of service and for all new directors. The only active director participant in this Program is Ms. Pyle. The Program provides a maximum death benefit of $500,000 to each eligible director. Under the split-dollar arrangement, directors are provided a death benefit only and do not have any interest in the cash value of the policies. The Program is structured to pay a portion of the total death benefit to us to reimburse us for all costs of the Program, including a return on its funds. The Program, over its life, will not result in any material cost to us. The cost to us of the Program for the individual directors in 2008 is included in the Director Compensation table above.

Alliant Energy Matching Gift Program — Directors are eligible to participate in the Alliant Energy Foundation, Inc. matching gift program, which is generally available to all employees and retirees. Under this program, the foundation matches 100% of charitable donations over $25 to eligible charities up to a maximum of $10,000 per year for each individual. These limits apply to active employees, retirees and directors.

REPORT OF THE AUDIT COMMITTEE

To Our Shareowners:

The Audit Committee of our Board of Directors is composed of four directors, each of whom is independent under the NYSE listing standards and SEC rules. The Committee operates under a written charter adopted by the Board of Directors.

Our management is responsible for our internal controls and the financial reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing opinions on the conformity of our audited consolidated financial statements with accounting principles generally accepted in the United States of America and on our internal controls over financial reporting. The Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Committee has discussed with the independent registered public accounting firm matters required to be discussed by Statement of Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board, SEC regulations and NYSE requirements.

Our independent registered public accounting firm has provided to the Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and the Committee discussed with the independent registered public accounting firm its independence.

The Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other permitted services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Committee of specifically defined audit and non-audit services after the Committee is provided with the appropriate level of details regarding the specific services to be provided. The policy does not permit delegation of the Committee’s authority to management. In the event the need for specific services arises between Committee meetings, the Committee has delegated to the Chairperson of the Committee authority to approve permitted services provided that the Chairperson reports any decisions to the Committee at its next scheduled meeting. In accordance with the policy, the Committee pre-approved all audit, audit-related, tax and other permitted services performed by Deloitte & Touche LLP and its affiliates and related entities in 2008.

The fees that were billed to the Company by its independent registered public accounting firm for work performed on behalf of our Company and our subsidiaries for 2007 and 2008 were as follows:

	2007	2008
Audit Fees	$2,563,000	$2,712,000
Audit-Related Fees	894,000	532,000
Tax Fees	210,000	33,000
All Other Fees	5,000	23,000

Audit Fees consisted of the fees billed for the audit of (i) the consolidated financial statements of our Company and our subsidiaries and (ii) the effectiveness of internal controls over financial reporting; and for (iii) reviews of financial statements included in Form 10-Q filings; and (iv) services normally provided in connection with statutory and regulatory filings such as financing transactions.

Audit-Related Fees consisted of the fees billed for services rendered related to IPL’s 2007 electric transmission assets sale, employee benefits plan audits and attest services not required by statute or regulations.

Tax Fees consisted of the fees billed for professional services rendered for tax compliance, tax advice and tax planning, including all services performed by the tax professional staff of affiliates of the independent registered public accounting firm, except those rendered in connection with the audit.

All Other Fees consisted of education programs, seminars and license fees for accounting research software products.

The Committee does not consider the provision of non-audit services by the independent registered public accounting firm described above to be incompatible with maintaining independence of the independent registered public accounting firm.

The Committee discussed with our internal auditor and independent registered public accounting firm the overall scopes and plans for their respective audits. The Committee meets with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluation of our internal controls and overall quality of our financial reporting.

Based on the Committee’s reviews and discussions with management, the internal auditor and the independent registered public accounting firm referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended Dec. 31, 2008 for filing with the SEC.

AUDIT COMMITTEE

Carol P. Sanders (Chairperson)

Michael L. Bennett

Darryl B. Hazel

David A. Perdue

PROPOSAL FOR THE RATIFICATION OF THE APPOINTMENT

OF DELOITTE & TOUCHE LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009

In accordance with its charter, the Audit Committee of the Board of Directors appointed the firm of Deloitte & Touche LLP, independent registered public accounting firm, to audit the consolidated financial statements of the Company and its subsidiaries for the year ending Dec. 31, 2009, as well as to report as to the effectiveness of internal controls over financial reporting of the Company and its subsidiaries as of Dec. 31, 2009, and is requesting that its shareowners ratify such appointment.

Representatives of Deloitte & Touche LLP are expected to attend the annual meeting where they will be available to respond to appropriate questions and, if they desire, to make a statement. Further information about the services of Deloitte & Touche LLP, including the fees paid in 2007 and 2008, is set forth in the “Report of the Audit Committee.”

Vote Required

The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting (assuming a quorum is present) is required to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2009. For purposes of determining the vote required for this proposal, abstentions and broker non-votes will have no impact on the vote. The votes represented by proxies will be voted FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2009, unless a vote against such approval or to abstain from voting is specifically indicated on the proxy. If the appointment is not ratified by a majority of the votes cast, the failure by the shareowners to ratify will be considered by the Audit Committee as an indication that it should consider selecting another independent registered public accounting firm for the following fiscal year. Even if the shareowners ratify the appointment, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it feels that such a change would be in the best interest of the Company.

The Board of Directors recommends that shareowners vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and certain officers to file reports of ownership and changes in ownership of the Company’s common stock and subsidiary preferred stock with the SEC and furnish copies of those reports to us. As a matter of practice, the Company’s Shareowner Services Department assists the Company’s directors and executive officers in the preparation of initial reports of ownership and reports of changes in ownership and files those reports with the SEC on their behalf. Based on the written representations of the reporting persons and on copies of the reports filed with the SEC, the Company believes that all reporting persons of the Company satisfied the filing requirements in 2008. On December 12, 2008, the Company filed a Form 8-K reporting that in connection with her appointment as Executive Vice President-General Counsel and Chief Administrative Officer, the Compensation and Personnel Committee of the Board approved granting Barbara J. Swan shares of restricted stock effective on January 5, 2009. This grant was not reported on a Form 4 in the timeframe required in 2009.

We will furnish to any shareowner, without charge, a copy of our Annual Report on Form 10-K for the year ended Dec. 31, 2008. You may obtain a copy of the Form 10-K by writing Alliant Energy Shareowner Services at 4902 North Biltmore Lane, P.O. Box 14720, Madison, WI 53708-0720 or via email at shareownerservices@alliantenergy.com.

By Order of the Board of Directors,

F. J. Buri

Corporate Secretary

www.wellsfargo.com/shareownerservices

1-800-356-5343

To access the Alliant Energy Corporation Annual Report and Proxy Statement on the Internet, please open Alliant Energy’s website at www.alliantenergy.com/eproxy. We encourage you to check out Alliant Energy’s website to see how easy and convenient it is. Click on the Annual Report link for the Annual Report and Proxy Statement. You may print or just view these materials.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

ALLIANT ENERGY CORPORATION

2009 Annual Meeting of Shareowners

Thursday, May 14, 2009, at 1:00 p.m. (Central Daylight Time)

Kirkwood Center for Continuing Education

7725 Kirkwood Boulevard SW

Cedar Rapids, IA 52404

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

Wells Fargo Shareowner Services P.O. Box 64873 St. Paul, MN 55164-0873	proxy

This proxy is solicited on behalf of the Board of Directors of Alliant Energy Corporation.

The undersigned appoints William D. Harvey and F. J. Buri, or either of them, attorneys and proxies with the power of substitution to vote all shares of stock of Alliant Energy Corporation (the “Company”), held of record in the name of the undersigned (including any shares held or credited to the undersigned’s account under the Company’s Shareowner Direct Plan, the IES Employee Stock Ownership Plan, and the Alliant Energy Corporation 401(k) Savings Plan) at the close of business on March 19, 2009, at the Annual Meeting of Shareowners of the Company to be held at the Kirkwood Center for Continuing Education, Cedar Rapids, IA on May 14, 2009 at 1:00 p.m., and at all adjournments thereof, upon all matters that properly come before the meeting, including the matters described in the Company’s Notice of Annual Meeting of Shareowners dated April 2, 2009 and accompanying Proxy Statement, subject to any directions indicated on the reverse side of this card. This proxy also serves as a voting instruction card to the trustee, JPMorgan, for shares, if any, held in the trust for the Alliant Energy Corporation 401(k) Savings Plan.

See reverse for voting instructions.

ECRM158492     REV. 2     02/09

COMPANY #

There are three ways to vote your Proxy.

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE – TOLL FREE – 1-800-560-1965 – QUICK ** EASY ** IMMEDIATE

•     Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CDT) on May 13, 2009.

•     Please have your proxy card and the last four digits of your Social Security
Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET – www.eproxy.com/LNT – QUICK ** EASY ** IMMEDIATE

•     Use the Internet to vote your proxy 24 hours a day, 7 days a week, until
12:00 p.m. (CDT) on May 13, 2009.

•     Please have your proxy card and the last four digits of your Social Security
Number or Tax Identification Number available. Follow the simple instructions to obtain your records and submit an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided. Your proxy card must be received by May 14, 2009.

If you vote by Phone or Internet, please do not mail your Proxy Card.

ê Please detach here and present for admission to meeting. ê

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

ALLIANT ENERGY CORPORATION

ANNUAL MEETING OF SHAREOWNERS

Thursday, May 14, 2009

1:00 p.m. (Central Daylight Time)

ADMISSION TICKET

Please bring this ticket to the Annual Meeting along with your picture identification. It will expedite your admittance when presented upon your arrival.

Please be prepared to show picture ID.

ê Please detach here if you are mailing your proxy card. ê

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

The Board of Directors Recommends a Vote FOR all Listed Director Nominees and FOR Proposal 2.

1. Election of directors:	Nominees for terms ending in 2012: (01) Ann K. Newhall (02) Dean C. Oestreich (03) Carol P. Sanders	☐ FOR all nominees (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY (to vote for all nominees)

(Instructions: To withhold authority to vote for any individual nominee, write that nominee’s number in the box.)

2. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2009.	☐ For	☐ Against	☐ Abstain

This proxy, when properly executed, will be voted in the manner directed herein by the shareowner. If no direction is made, the named proxies will vote as recommended by the Board of Directors. The Board of Directors recommends a vote “FOR” all listed director nominees, and “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2009.

I (we) will attend the annual meeting in Cedar Rapids, IA. Registration is required at the meeting.  ☐

I (we) consent to access future notices of annual meetings, proxy statements and annual reports electronically through the Internet, instead of receiving these materials by mail.  ☐

Address Change? Mark Box  ☐ Indicate changes below:

Dated , 2009

Signature (s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.